UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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FOUNDATION COAL HOLDINGS, INC.

(Name of Registrant as Specified In Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

TO BE HELD May 17, 2007

FOUNDATION COAL HOLDINGS, INC.

999 Corporate Boulevard, Suite 300

Linthicum Heights, MD 21090-2227

To the Stockholders of Foundation Coal Holdings, Inc.:

NOTICE IS HEREBY GIVEN that Foundation Coal Holdings, Inc.’s (“Foundation” or the “Company”) 2007 Annual Meeting of Stockholders will be held at 10:00 AM on Thursday, May 17, 2007, at the Hilton BWI, 1739 West Nursery Road, Linthicum Heights, MD 21090 (the “Annual Meeting”). The terms “Foundation” “the Company” “we” “our” “us” and similar terms refer to Foundation Coal Holdings, Inc. and its consolidated subsidiaries.

At the meeting, we will ask stockholders to:

1.	Elect eight directors for a term of one year;

2.	Approve Ernst & Young LLP as Foundation’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2007;

3.	Any other matters that properly come before the meeting.

We plan a brief business meeting focused on these items, we will attend to any other proper business that may arise and we will offer time for your comments and questions. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSALS 1 AND 2. These proposals are further described in the proxy statement.

Only Foundation stockholders of record at the close of business on March 28, 2007 are entitled to notice of and to vote at the meeting and any adjournment of it. For ten (10) days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at Foundation’s corporate offices located at 999 Corporate Boulevard, Suite 300, Linthicum Heights, MD 21090-2227.

YOUR VOTE IS VERY IMPORTANT. WE URGE YOU TO VOTE IN ANY ONE OF THE FOLLOWING THREE WAYS:

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card.

•	VIA THE INTERNET if provided by your broker; use the website shown on your proxy card.

Any proxy may be revoked at any time before your shares are voted at the Annual Meeting.

By order of the Board of Directors,

James F. Roberts

Chairman of the Board of Directors

i

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PROXY STATEMENT FOR

2007 ANNUAL MEETING OF STOCKHOLDERS OF

FOUNDATION COAL HOLDINGS, INC. TO BE HELD ON

MAY 17, 2007

GENERAL INFORMATION ABOUT FOUNDATION’S ANNUAL MEETING

Foundation intends to mail this proxy statement, proxy card and Foundation’s Annual Report to Stockholders for the fiscal year ended December 31, 2006 to all stockholders entitled to vote at the Annual Meeting on or about April 20, 2007. The Annual Meeting will be held on Thursday, May 17, 2007, at 10:00 AM at the Hilton BWI, 1739 W. Nursery Road, Linthicum Heights, MD 21090. Directions to the meeting are at the back of this proxy statement.

Who is entitled to vote at the Annual Meeting?

Anyone who owns of record Foundation common stock as of the close of business on March 28, 2007 is entitled to one vote per share owned. There were 48,808,510 shares outstanding on that date.

Who is soliciting my proxy to vote my shares?

Foundation’s board of directors is soliciting your “proxy”, or your authorization for our representatives to vote your shares. Your proxy will be effective for the May 17, 2007 meeting and at any adjournment or continuation of that meeting.

Who is paying for and what is the cost of soliciting proxies?

Foundation is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but may also be solicited personally or by telephone, facsimile, or special letter by Foundation’s directors, officers, and regular employees for no additional compensation. To assist in the solicitation of proxies and the distribution and collection of proxy materials, Foundation has engaged Innisfree M&A Incorporated, a proxy solicitation firm, for an estimated fee of $6,500. Foundation will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of common stock.

What constitutes a quorum?

For business to be conducted at the Annual Meeting, a quorum constituting a majority of the shares of Foundation common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

Delaware law and Foundation’s Certificate of Incorporation and Bylaws govern the vote on each proposal. The board of directors’ recommendation is set forth together with the description of each item in this proxy statement. In summary, the board of directors’ recommendations and approval requirements are:

PROPOSAL 1. ELECTION OF DIRECTORS

The first proposal item to be voted on is the election of eight directors. The board of directors has nominated eight people as directors, each of whom is currently serving as a director of Foundation.

You may vote in favor of all the nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. Assuming a quorum, each share of common stock may be voted for as many nominees as there are directors to be elected. Directors are elected by a plurality of the votes cast. Stockholders may not cumulate their votes. Abstentions and broker non-votes will have no effect on the outcome of the vote.

MAJORITY VOTE POLICY

If a nominee in an uncontested election does not receive a majority of votes cast at any meeting for the election of directors, our corporate governance practices and policies requires the nominee to tender his or her resignation following certification of the stockholder vote.

The nominating and corporate governance committee is required to make recommendations to the board with respect to any such letter of resignation. The board is required to take action with respect to this recommendation and to publicly disclose their decision. A copy of our policy regarding election of directors by a majority vote, which is an excerpt from our corporate governance practices and policies, is attached to this proxy statement as Annex A.

The board of directors unanimously recommends a vote FOR each director nominee.

PROPOSAL 2. APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ERNST & YOUNG LLP

The second proposal item to be voted on is to approve Ernst & Young LLP as Foundation’s independent registered public accounting firm.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

The board of directors unanimously recommends a vote FOR the approval of Ernst & Young LLP as Foundation’s independent registered public accounting firm.

PROPOSAL 3. OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The board of directors is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the board of directors if the proposal or nominee was not properly submitted. The requirements for submitting proposals and nominations for next year’s meeting are described in the section entitled “Stockholder Proposals for the 2008 Annual Meeting.”

VOTING AND PROXY PROCEDURE

What are the voting rights of holders of Foundation common stock?

Each outstanding share of Foundation stock will be entitled to one vote on each matter considered at the meeting.

How do I vote?

You may vote in four different ways:

1.	BY MAIL. Mark your voting instructions on, and sign and date, the proxy card and then return it in the postage-paid envelope provided. The board of directors recommends that you vote by proxy even if you plan on attending the meeting. If you mail your proxy card, we must receive it before the polls close at the end of the meeting.

If we receive your signed proxy card, but you do not give voting instructions, our representatives will vote your shares FOR proposals 1 and 2. If any other matters arise during the meeting that require a vote, the representatives will vote based on the recommendation of the board of directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

2.	IN PERSON. You may deliver your completed proxy in person at the meeting. “Street name” or nominee account stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

3.	VIA TELEPHONE. If you own your shares in “street name” or in a nominee account, you may place your vote by telephone by following the instructions on the proxy card provided by your broker, bank or other holders of record.

4.	VIA INTERNET. If you own your shares in “street name” or in a nominee account, you may place your vote through the Internet by following the instructions on the proxy card provided by your broker, bank or other holders of record.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stock brokers or other nominees. Please complete and provide your voting instructions for all proxy cards that you receive.

How do I revoke my proxy or change my voting instructions?

You may revoke your proxy or change your voting instructions in three different ways:

1.	WRITE TO FOUNDATION’S SECRETARY, GREG A. WALKER, AT 999 CORPORATE BOULEVARD, SUITE 300, LINTHICUM HEIGHTS, MD 21090-2227.

Your letter should contain the name in which your shares are registered, your control number, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Mr. Walker must receive your letter before the Annual Meeting begins.

2.	SUBMIT A NEW PROXY CARD BEARING A LATER DATE THAN THE ONE YOU WISH TO REVOKE. If you own your shares in “street name” because your broker or other “street” nominee is actually the record owner then you must obtain a new proxy card from the broker or other “street” nominee. If you are a holder of record, then you must obtain a new proxy card from Foundation’s transfer agent, The Bank of New York at 1-800-524-4458. We must receive your new proxy card before the Annual Meeting begins.

3.	ATTEND THE ANNUAL MEETING AND VOTE IN PERSON AS DESCRIBED ABOVE (OR BY PERSONAL REPRESENTATIVE WITH AN APPROPRIATE PROXY). Attendance at the meeting will not by itself revoke a previously granted proxy.

How will proxies be voted if I give my authorization?

The board of directors has selected James F. Roberts, Greg A. Walker and Edythe C. Katz, and each of them, to act as proxies with full power of substitution. With respect to the proposal regarding election of directors, stockholders may (a) vote in favor of all nominees; (b) withhold their votes as to all nominees; or (c) withhold their votes as to specific nominees by so indicating in the appropriate space on the enclosed proxy card. With respect to the proposal to approve the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2007, stockholders may (a) vote “for”; (b) vote “against”; or (c) abstain from voting as to this matter. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY CARD WILL BE VOTED (a) ”FOR” THE ELECTION OF ALL DIRECTOR NOMINEES; and (b) ”FOR” THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named in the enclosed proxy card as proxies will vote upon such matters in accordance with the recommendation of the board of directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

How will votes be counted?

The inspector of elections appointed by the board of directors for the Annual Meeting will calculate affirmative votes, negative votes, abstentions and broker non-votes. Under Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

You, as beneficial owner, own your shares in “street name” if your broker or other “street” nominee is actually the record owner. Under the New York Stock Exchange (“NYSE”) Rules, brokers or other “street” nominees have authority to vote on discretionary matters, regardless of whether they have received voting instructions from their clients who are the beneficial owners. Director elections and approving the appointment of independent registered public accountants are each discretionary matters. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least ten days before the date of the meeting. When the broker or other “street” nominee does not receive voting instructions from its clients on non-discretionary matters, the broker or other “street” nominee may not vote on the matter, resulting in a “broker non-vote.” Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining quorum, but will not be considered in determining the votes necessary for the approval of non-discretionary matters.

Where do I find voting results of the Annual Meeting?

Preliminary voting results will be announced at the meeting. Final voting results will be published in Foundation’s quarterly report on Form 10-Q for the second quarter of 2007. The report will be filed with the United States Securities and Exchange Commission (the “SEC”) on or about August 9, 2007. You may receive a copy by contacting Foundation investor relations at 410-689-7632, or the SEC at 800-SEC-0330 for the location of its nearest public reference room. You may also access a copy on the internet at www.foundationcoal.com or through EDGAR, the SEC’s electronic data system, at www.sec.gov.

PROPOSAL ONE

ELECTION OF DIRECTORS

The first proposal item to be voted on is the election of eight directors. The board of directors has nominated eight people as directors, each of whom is currently serving as a director of Foundation. The board of directors unanimously recommends that you vote FOR such nominees.

The board of directors consists of eight directors with each term expiring at the Annual Meeting. Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the board of directors may either reduce its size or designate or not designate a substitute nominee. If the board of directors designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

Nominees for Directors

James F. Roberts (57) is our Chairman of the Board, President and Chief Executive Officer. He was appointed to our board of directors in 2004. Prior to his current position, Mr. Roberts had been President and Chief Executive Officer of RAG American Coal Holding, Inc. since January 1999. Mr. Roberts was President of CoalARBED International Trading from 1981 to 1999, Chief Financial Officer of Leckie Smokeless Coal Company from 1977 to 1981 and Vice President of Finance at Solar Fuel Company from 1974 to 1977. Mr. Roberts is a director of the National Mining Association, where he is also the chairman. In addition, Mr. Roberts is a director of the Center for Energy and Economic Development and a member of the executive committee of the National Coal Council.

William J. Crowley Jr. (61) was appointed to our board of directors in 2004. He serves as chairman of our audit committee and is our audit committee financial expert. Mr. Crowley has recently served as an independent business advisor to various companies. Prior to his retirement in 2002, Mr. Crowley had a 32 year career with Arthur Andersen LLP, of which 16 years were in Baltimore, Maryland, most recently serving for 7 years as Managing Partner of the Baltimore office. Mr. Crowley currently serves as a director and member of the audit committee of BioVeris Corporation (where he serves as chairman of the audit committee) and Provident Bankshares Corporation. He is also an independent trustee of the JNL Funds and serves on its audit committee.

David I. Foley (39) was appointed to our board of directors in 2004. He serves as the chairman of the compensation committee. He is a Senior Managing Director in the Private Equity Group of The Blackstone Group L.P., an investment and advisory firm, which he joined in 1995. Mr. Foley has been involved in the execution of several of Blackstone’s investments and leads Blackstone’s investment activities in the energy and transportation industries. Prior to joining Blackstone, Mr. Foley was an employee of AEA Investors Inc. from 1991 to 1993 and a consultant with The Monitor Company from 1989 to 1991. Mr. Foley received a Bachelor and Master of Arts in Economics from Northwestern University and a Master’s Degree in Business Administration from the Harvard Business School. Mr. Foley currently serves as a director of Kosmos Energy Holdings, U.S. Products Investor, Allied Waste, Inc. and World Power Holdings GP, Ltd.

P. Michael Giftos (60) was appointed to our board of directors in 2005. Mr. Giftos also serves as a member of the board of directors of Pacer International, Inc. in which he is a member of its audit committee and chairman of its governance committee. From 1985 to 2004, he served in many executive positions with CSX Corporation and its subsidiaries (“CSX”). From 2000 through 2004, Mr. Giftos served as CSX Transportation’s Executive Vice President and Chief Commercial Officer. He served as Senior Vice President and General Counsel at CSX from 1990 through 2000. From 1985 through 1989 he served as Vice President and General Counsel at CSX. Mr. Giftos received his law degree from the University of Maryland and a Bachelor of Arts in Political Science from George Washington University.

Alex T. Krueger (33) was appointed to our board of directors in 2004. Mr. Krueger is a Managing Director of First Reserve Corporation, a private equity firm focusing on the energy industry, which he joined in 1999.

Prior to joining First Reserve Corporation, Mr. Krueger worked in the Energy Group of Donaldson, Lufkin & Jenrette from 1997 until 1999. Mr. Krueger earned two Bachelor of Science degrees from the University of Pennsylvania, one in Chemical Engineering and one in Finance and Statistics from the Wharton School.

Joel Richards, III (60) is our lead independent director. He was appointed to our board of directors in 2005. He serves as the chairman of the nominating and corporate governance committee. He served as a member of the board of directors of our predecessor, RAG American Coal Holdings, Inc., from 2000 to 2003. He is currently a principal in a management consultant firm. Mr. Richards was Executive Vice President and Chief Administrative Officer with El Paso Energy Corp. from 1996 until his retirement in 2002. From 1990 through 1996 he served as Senior Vice President Human Resources and Administration at El Paso Natural Gas Company. He was Senior Vice President Finance and Administration at Meridian Minerals Company, where he worked from 1985 to 1990. Prior to that, he held various management and labor relations positions at Burlington Northern, Inc., Union Carbide Corporation and Boise Cascade Corporation. Mr. Richards earned his Bachelor of Science in Political Science and Masters in Administration from Brigham Young University.

Robert C. Scharp (60) was appointed to our board of directors in 2005. He currently serves as chairman of Shell Canada’s Mining Advisory Council. He is also a member of the board of directors of Bucyrus International, Inc. He began his mining career in 1974 with Phelps Dodge Corporation where he served as a mining engineer. From 1975 to 1997, he held a variety of operational and management positions with the Kerr-McGee Corporation, including General Manager of the Jacobs Ranch Mine, General Manager of the Galatia Mine and Vice President Operations, Kerr-McGee Coal Corporation. Mr. Scharp served as President of Kerr-McGee Coal Corporation from 1991 until 1995 and Senior Vice President, Oil and Gas Production for Kerr-McGee Corporation from 1995 until 1997. From 1997 through 2000, Mr. Scharp served as Chief Executive Officer, Shell Coal Pty. Ltd in Brisbane, Australia and then served as Chief Executive Officer of Anglo Coal Australia Pty. Ltd. until 2001. He joined the board of directors of Horizon Natural Resources, Inc. in early 2002, and later that year became Chairman and Acting Chief Executive Officer until his departure in March 2003. That entity filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in November 2002. Mr. Scharp graduated from the Colorado School of Mines with an Engineer of Mines degree. He also attended Harvard Business School and completed the Advanced Management Program. Mr. Scharp served 4 years in the U.S. Army and then 19 years in the Army National Guard retiring as a colonel in 1993.

Thomas V. Shockley, III (62) was appointed to our board of directors in 2006. He retired from American Electric Power Company (“AEP”) in 2004 where he had served as Vice Chairman and Chief Operating Officer. He served on the AEP board of directors from 2000 to 2004. From 1990 until 2000, he held various executive positions at Central and South West Corporation (“CSW”) including board membership beginning from 1991 until CSW was acquired by AEP in 2000. He was Chief Executive Officer of Central Power and Light Co. (“CPL” a CSW subsidiary) from 1987 to 1990. Prior to 1987, Mr. Shockley’s experiences included senior level responsibilities at CPL and with several energy companies engaged in the marketing and transporting of natural gas and the production and marketing of coal. Mr. Shockley earned a BSEE from Texas A&M University-Kingsville and a MSEE from The University of Texas-Austin. He completed the Harvard Advanced Management Program and The University of Michigan Utility Regulation Program. He serves on advisory councils at The University of Texas (Engineering and Natural Science) and the Board of Visitors at Southwestern University.

PROPOSAL TWO

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The second proposal item to be voted on is to approve the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

The audit committee has recommended, and the board of directors has approved, Ernst & Young LLP to act as Foundation’s independent registered public accounting firm for the fiscal year ending December 31, 2007. The board of directors has directed that such appointment be submitted to Foundation’s stockholders for ratification at the Annual Meeting. Ernst & Young LLP was Foundation’s independent registered public accounting firm for the fiscal year ended December 31, 2006.

Stockholder ratification of the appointment of Ernst & Young LLP as Foundation’s independent registered public accounting firm is not required. The board of directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the board of directors will reconsider whether or not to retain Ernst & Young LLP or another firm. Even if the appointment is ratified, the board of directors, in its discretion, may direct the appointment of a different accounting firm at any time during the 2007 fiscal year if the board of directors determines that such a change would be in the best interests of Foundation and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

The board of directors unanimously recommends that you vote FOR this proposal.

PROPOSAL THREE—OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to Foundation will be voted in accordance with the recommendation of the board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Under the rules of the SEC, to be included in the proxy statement for the 2008 annual meeting, Foundation must receive proposals no later than December 16, 2007.

Pursuant to Foundation’s Bylaws, stockholders may present proposals that are proper subjects for consideration at an annual meeting. Foundation’s Bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to Foundation not less than close of business on the 90th day prior to the anniversary date of the date on which Foundation first mailed its proxy materials for the preceding year’s annual meeting nor more than the close of business on the 120th day prior to the anniversary date of the date on which Foundation first mailed its proxy materials for the preceding year’s annual meeting. To be eligible for consideration at the 2008 annual meeting, proposals for inclusion in the proxy statement must be received by Foundation between December 16, 2007 and January 15, 2008. In the event the date of the 2008 annual meeting is changed by more than 30 days from the date contemplated as of the date of this proxy statement, stockholder notice must be received not earlier than the close of business on the 120th day prior to the 2008 annual meeting nor later than the close of business on the 90th day prior to the 2008 annual meeting or the 10th day following the day on which public announcement of the date of the 2008 annual meeting is first made.

However, if the number of directors to be elected to the board of directors is increased and there is no public announcement by Foundation naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the anniversary of the mailing of proxy materials for the prior year’s annual meeting of stockholders, then a stockholder proposal only with respect to nominees for any new positions created by such increase must be received by the Secretary by the close of business on the 10th day following the date on which such public announcement is first made by Foundation. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

In determining director independence, Foundation employs the standards set forth in the NYSE listed company manual. The independence standard in the NYSE rules requires that the director (or a member of his immediate family) is not an affiliate of or otherwise has a material relationship with Foundation, and that for the last three years:

•	Was not an employee of Foundation (and no immediate family member was an executive officer of Foundation).

•	Did not receive more than $100,000 per year in compensation from Foundation (other than for director and committee fees, pensions, or other deferred compensation from prior service).

•	Was not employed by or affiliated with a present or former internal or external auditor of Foundation.

•	Has not been employed as an executive officer by any company whose compensation committee includes an executive officer of Foundation.

•

Was not a current employee or executive officer (and no immediate family member was an executive officer) of another company that (in any single fiscal year) made payments to, or received payments from, Foundation for property or services in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenue.

Applying the NYSE independence standard, the board of directors has concluded that Messrs. Crowley, Richards, Giftos, Scharp, Shockley and Foley are independent and that Messrs. Roberts and Krueger are not independent.

Independence Considerations

Mr. Scharp also serves on the board of directors of Bucyrus International, Inc. During 2004, Foundation entered into an agreement to purchase a shovel for its Belle Ayr mine from Bucyrus International, Inc. and a repair and maintenance agreement for the shovel with Minserco, an affiliate of Bucyrus (collectively “Bucyrus”). The agreements resulted from a competitive bidding process.

Foundation purchases additional repair and maintenance services from Bucyrus for other equipment located at its Powder River Basin mines. Each year Bucyrus and other competitors provide Foundation with their current fee structure. The ultimate maintenance provider is selected based on fees, expertise and availability. In addition, Foundation also uses a competitive bidding process to select maintenance providers for major planned repairs. Foundation has conducted business with Bucyrus on a continual basis since its Powder River Basin mines opened in 1972.

In December 2006, Bucyrus Inc. signed a definitive agreement to acquire DBT GmbH (“DBT”). Foundation has purchased a portion of its longwall mining equipment for its underground mines, along with related repair parts and services from DBT or its predecessors for decades. Such purchases are made on a competitive basis.

Management believes that the transactions with Bucyrus and DBT were, and continue to be, concluded on similar terms prevailing among unaffiliated parties. At the time of Mr. Scharp’s appointment in 2005, the board of directors considered Foundation’s business relationship with Bucyrus and determined that Foundation’s relationship with Bucyrus is not material and that Mr. Scharp is independent.

The Board of Directors and its Committees

The board of directors held seven meetings in 2006, either in person or by telephone. Each director attended at least 75% of all the board of directors and applicable committee meetings during 2006. Under Foundation’s corporate governance practices and policies, a copy of which is available at www.foundationcoal.com or upon written request at no cost, directors are encouraged to attend stockholder meetings. Seven directors attended the 2006 Annual Meeting of Stockholders. Foundation has scheduled one of its quarterly board of directors meetings on the same date as the Annual Meeting. In connection with each of the quarterly board of directors meetings, the non-management directors will meet in executive session without any employee directors or members of management present. If the board of directors convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The lead independent director presides at each executive session of the non-management directors.

Lead Independent Director

The lead independent director has been given the following duties and powers:

•	Preside at all meetings of the board of directors at which the chairman is not present, including executive sessions of non-management directors;

•	Serve as a liaison between the chairman and the non-management directors;

•	Review information sent to the board of directors and recommend to the chairman additional information which should be made available to the board of directors;

•	Review meeting agendas and recommend to the chairman additional agenda items for meetings of the board of directors;

•	Review meeting frequency and duration and recommend to the chairman additional meetings to ensure there is sufficient time for discussion of all agenda items;

•	Call meetings of the non-management directors; and

•	If requested by major stockholders, be available for consultations and direct communication.

Committee Membership

NAME	AUDIT COMMITTEE		COMPENSATION COMMITTEE		NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
William J. Crowley, Jr.	X	(1)			X
David I. Foley			X	(1, 2)
P. Michael Giftos	X		X	(3)(4)	X
Joel Richards, III*			X		X	(1)
Robert C. Scharp	X				X	(5)
Thomas V. Shockley, III	X	(5)	X	(6)

*	Lead independent director appointed April 1, 2006.
(1)	Chairman.
(2)	Appointed chairman of the committee on February 7, 2006.
(3)	Appointed as member of committee on February 7, 2006.
(4)	Resigned as member of committee on April 15, 2007.
(5)	Appointed as member of committee on April 1, 2006.
(6)	Appointed as member of committee on April 15, 2007.

The standing board of directors committees and the number of meetings they held in 2006 were as follows:

Board Committee	No. of Meetings Held
Audit Committee	9
Compensation Committee	6
Nominating and Corporate Governance Committee	3

Each of the audit, compensation and nominating and corporate governance committees has adopted a charter. Stockholders may obtain a copy of each charter on Foundation’s website at www.foundationcoal.com, or upon written request at no cost.

The principal responsibilities and functions of the standing board of directors committees are as follows:

Audit Committee

Our audit committee currently consists of William J. Crowley, Jr., P. Michael Giftos, Robert C. Scharp and Thomas V. Shockley, III. William J. Crowley, Jr. is our audit committee “financial expert” as such term is defined in Item 401(h) of Regulation S-K. The audit committee is responsible for (a) the hiring or termination of independent auditors and approving any non-audit work performed by such auditor; (b) approving the overall scope of the audit; (c) assisting the board in monitoring the integrity of our financial statements, the independent accountant’s qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements; (d) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm; (e) discussing the annual audited financial and quarterly statements with management and the independent auditor; (f) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies; (g) discussing policies with respect to risk assessment and risk management; (h) meeting separately, periodically, with management, internal auditors and the independent auditor; (i) reviewing with the independent auditor any audit problems or difficulties and managements’ response; (j) setting clear hiring policies for employees or former employees of the independent auditors; (k) annually reviewing the adequacy of the audit committee’s written charter; (l) establishing procedures for the receipt and monitoring of complaints received by Foundation (including anonymous submissions by our employees) regarding accounting, internal accounting and auditing matters; (m) handling such other matters that are specifically delegated to the audit committee by the board from time to time; (n) reporting regularly to the full board; and (o) conducting an annual evaluation of its performance.

The board of directors has concluded that all members of the audit committee are independent within the meaning of the Sarbanes-Oxley Act and the NYSE independence standard.

In addition to Foundation’s audit committee, Mr. Crowley currently serves as a director and member of the audit committee of BioVeris Corporation (where he serves as chairman of the audit committee) and Provident Bankshares Corporation. He is also an independent trustee of the JNL Funds and serves on its audit committee. The board determined that such simultaneous service will not impair the ability of Mr. Crowley to effectively serve on Foundation’s audit committee.

Compensation Committee

During 2006, our compensation committee consisted of David I. Foley, Joel Richards, III and P. Michael Giftos. Prakash A. Melwani served as chairman of the compensation committee from October 7, 2004 until his resignation from our board of directors on January 27, 2006. Mr. Giftos resigned from the compensation committee effective April 15, 2007. Thomas V. Shockley, III was appointed to the compensation committee effective April 15, 2007. The compensation committee is responsible for discharging the responsibilities of the board of directors with respect to Foundation and its subsidiaries’ compensation programs, including the compensation of key employees, executives and the board of directors. The compensation committee is responsible for (a) administering long-term incentive and stock plans of Foundation and its subsidiaries; (b) reviewing the overall executive compensation philosophy of Foundation and its subsidiaries and their total compensation program including welfare benefit plans and programs and savings and retirement plans and programs; (c) reviewing and approving corporate goals and objectives relevant to the chief executive officer and other executive officers' compensation, including annual performance targets; (d) evaluating the performance of the chief executive officer and other executive officers in light of the corporate goals and performance targets and, based on such evaluation, determining and approving the annual salary, bonus, equity based and other compensation and benefits, direct and indirect, of the chief executive officer and other executive officers;

(e) reviewing and making recommendations to the board of directors regarding the director compensation program; (f) preparing and making recommendations and periodic reports on its activities to the board of directors; (g) preparing the Compensation Discussion and Analysis and the Report of the Compensation Committee on executive compensation for inclusion in Foundation’s proxy statement as required by the SEC; (h) reviewing and approving employment contracts and other similar arrangements between Foundation and its executive officers; (i) approving the appointment and removal of trustees and investment managers for pension fund assets; (j) retaining consultants to advise the committee on executive compensation practices and policies and other benefits matters; and (k) handling such other matters that are specifically delegated to the compensation committee by the board of directors.

The board of directors has determined that the members of the compensation committee are independent within the meaning of the applicable NYSE independence standards and the rules of the SEC.

The compensation committee retained the services of the Philadelphia office of Mercer HR Consulting to act as its independent compensation consultant.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently consists of Joel Richards, III, William J. Crowley, Jr., P. Michael Giftos and Robert C. Scharp. The nominating and corporate governance committee is responsible for (a) developing and recommending criteria for selecting new directors; (b) screening and recommending to the board of directors individuals qualified to become executive officers; (c) overseeing evaluations of management and the board of directors, its members and committees of the board of directors; (d) periodic reviewing of the charter and composition of each committee of the board of directors; (e) reviewing the adequacy of our Certificate of Incorporation and Bylaws; (f) developing and recommending to the board of directors corporate governance practices and policies; (g) overseeing and approving the management continuity process; (h) handling such other matters that are specifically delegated to the nominating and corporate governance committee by the board of directors from time to time; and (i) reporting regularly to the full board of directors.

Prospective director nominees are identified through the contacts of the chairman of the board of directors, other directors or members of senior management. The nominating and corporate governance committee has, from time to time, also engaged the services of a fee-based third party to identify and evaluate prospective nominees. When a prospective director nominee has been identified, the committee makes an initial determination through information provided to the committee and information supplemented by the committee through its own inquiries. The nominating and corporate governance committee will evaluate director nominees, including nominees that are submitted to Foundation by a stockholder, taking into consideration certain criteria, including issues of industry knowledge and experience, the current composition of the board of directors, wisdom, integrity, actual or potential conflicts of interest, skills such as understanding of finance and marketing and educational and professional background. In addition, directors must have time available to devote to board of directors’ activities and the ability to work collegially. At all times, at least one member of the board of directors must meet the definition of “financial expert” as such term is defined in Item 401(h) of Regulation S-K and serve on Foundation’s audit committee.

After the nominating and corporate governance committee has identified a prospective nominee, it makes an initial evaluation through interviews and possible reference checks. Each prospective nominee is also provided with a questionnaire to complete and return to the nominating and corporate governance committee. Based on interviews, references and responses to the questionnaire, the nominating and corporate governance committee then determines whether it should extend an invitation to the prospective nominee and ultimately recommend nomination to the board of directors.

In determining whether to recommend a director for re-election, the nominating and corporate governance committee considers the director’s past attendance at meetings and participation in and contribution to the activities of the board of directors.

The board of directors has concluded that members of the nominating and corporate governance committee are independent within the meaning of the applicable NYSE independence standards.

Code of Business Conduct and Ethics

Foundation has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to the employees, officers and directors of Foundation and its subsidiaries. The Code applies to our senior financial employees, including our chief executive officer and chief financial officer. The Code is available on Foundation’s website, www.foundationcoal.com and upon written request at no cost.

Director Compensation

Until April 1, 2006, our director compensation policy provided that directors who were employed by Foundation, or appointed by either Blackstone or First Reserve, did not receive compensation for service as director (“non-compensated director”).

Effective April 1, 2006, each director who is not an employee of Foundation and its subsidiaries receives compensation as follows:

Annual Retainer	$40,000
Chairman of the board of directors	additional $10,000 annually
Lead independent director	additional $10,000 annually
Audit committee chairman	additional $10,000 annually
Other committee chairmen	additional $2,500 annually
Per board of directors meeting	additional $1,500
Per committee meeting	additional $1,500
Initial equity compensation	3,000 shares of restricted stock (20% vest each December 31st)
Annual equity compensation	1,500 shares of restricted stock (33% vest each December 31st)

During late 2006, the compensation committee asked its independent consultant to review director compensation. The independent consultant recommended two changes. One recommendation involved increasing the compensation committee chairman and nominating and corporate governance committee chairman annual retainer from $2,500 to $5,000, and the other recommendation involved fixing the initial and annual grants based on a total value versus number of shares of restricted stock. The former recommendation to increase the annual retainer was adopted by the committee and the latter recommendation was not adopted.

In addition, Foundation reimburses directors for travel expenses incurred in connection with attending board of directors, committee and stockholder meetings and for other Foundation business related expenses.

The following table shows, for the fiscal year ended December 31, 2006, the amount of compensation each non-employee director received for annual directors’ fees, annual committee chairman and lead independent director fees, and board and committee meeting attendance fees:

Name	Fees Earned Or Paid in Cash ($)		Stock Awards ($)		All Other Compensation ($)	Total ($)
(a)	(b)		(c)(1)		(g)(2)	(h)
William J. Crowley, Jr.	78,500	(3)	57,165	(4)	1,260	136,925
David I. Foley	46,875	(5)	128,100	(6)	450	175,425
P. Michael Giftos	77,500	(7)	57,165	(4)	780	135,445
Alex T. Krueger	39,000	(8)	123,570	(6)	450	163,020
Joel Richards, III	74,000	(9)	57,165	(4)	1,080	132,245
Robert C. Scharp	65,500	(10)	57,165	(4)	780	123,445
Thomas V. Shockley, III	49,500	(11)	123,570	(6)	450	167,520
William J. Macaulay(12)	—		—		—	—
Prakash A. Melwani(13)	—		—		—	—

(1)

The amounts in column (c) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of long-term equity awards pursuant to the 2004 Stock Incentive Plan and may include amounts from awards granted in and prior to 2006. Assumptions used in the calculations of these amounts are included in footnote 16 to Foundation’s audited financial statements for the fiscal year ended December 31, 2006, included in Foundation’s annual report on Form 10-K filed with the SEC on March 1, 2007. Each director has the following aggregate number of unvested shares of restricted stock: William J. Crowley, Jr., 4,200 shares; David I. Foley, 2,400 shares; P. Michael Giftos 2,800 shares; Alex T. Krueger, 2,400 shares; Joel Richards, III, 3,800 shares; Robert C. Scharp, 2,800 shares; and Thomas V. Shockley, III, 2,400 shares. The restricted stock for each director is included in the “Security Ownership of Certain Beneficial Owners and Management” table on page 39.

(2)	Dividends paid on unvested restricted stock through December 31, 2006.
(3)

Includes $40,000 annual directors’ fee, $10,000 annual audit committee chairman fee, and $10,500 board, $13,500 audit committee, and $4,500 nominating and corporate governance committee meeting attendance fees.

(4)

Includes 1,500 shares granted on an annual basis pursuant to the Company’s 2004 Stock Incentive Plan. One-third of the restricted shares vested on December 31, 2006, and an additional one-third of the restricted shares will vest on each anniversary date thereafter until all of the restricted shares are 100% vested.

(5)

Includes $30,000 annual directors’ fee (pro-rated from April 1, 2006), $1,875 annual compensation committee chairman fee (pro-rated from April 1, 2006), and $9,000 board and $6,000 compensation committee meeting attendance fees.

(6)

Includes 3,000 restricted shares granted pursuant to the Company’s 2004 Stock Incentive Plan whereby 20% of the restricted shares vested on December 31, 2006, and an additional 20% of the restricted shares will vest on each anniversary date thereafter until all of the restricted shares are 100% vested.

(7)	Includes $40,000 annual directors’ fee and $10,500 board, $13,500 audit committee, $9,000 compensation committee, and $4,500 nominating and corporate governance committee meeting attendance fees.
(8)	Includes $30,000 annual directors’ fee (pro-rated from April 1, 2006) and $9,000 board meeting attendance fees.
(9)

Includes $40,000 annual directors’ fee, $7,500 annual lead independent director fee (pro-rated from April 1, 2006), $2,500 annual nominating and corporate governance committee chairman fee, and $10,500 board, $9,000 compensation committee and $4,500 nominating and corporate governance committee meeting attendance fees.

(10)	Includes $40,000 annual directors’ fee and $10,500 board, $13,500 audit committee, and $ 1,500 nominating and corporate governance committee meeting attendance fees.
(11)	Includes $30,000 annual directors’ fee (pro-rated from April 1, 2006) and $9,000 board and $10,500 audit committee meeting attendance fees.
(12)

Mr. Macaulay resigned from our board effective April 1, 2006. Mr. Macaulay did not receive any fees during his tenure on our board. Until April 1, 2006, our director compensation policy provided that directors who are employed by Foundation, or appointed by either Blackstone or First Reserve, did not receive compensation for service as a director (a non-compensated director).
(13)

Mr. Melwani resigned from our board effective January 27, 2006. Mr. Melwani did not receive any fees during his tenure on our board. Until April 1, 2006, our director compensation policy provided that directors who are employed by Foundation or appointed by either Blackstone or First Reserve do not receive compensation for service as a director (a non-compensated director).

Stockholder Director Nominations

In accordance with Foundation’s Amended and Restated Bylaws, any stockholder entitled to vote for the election of directors at the Annual Meeting may nominate persons for election as directors at the 2008 annual meeting only if the secretary of Foundation receives written notice of any such nominations no earlier than December 16, 2007 and no later than January 15, 2008. Any stockholder notice of intention to nominate a director shall include:

•	the name and address of the stockholder;

•	a representation that the stockholder is entitled to vote at the meeting at which directors will be elected;

•	the number of shares of Foundation that are beneficially owned by the stockholder;

•	any material interest of the stockholder;

•	information required by Regulation 14A of the Securities Exchange Act of 1934, as amended;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the following information with respect to the person nominated by the stockholder:

•	name and address;

•	other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC, and

•	a description of any arrangements or understandings between the stockholder and the nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a director if elected.

Stockholder and other Interested Parties Communications with the Board of Directors

Stockholders and other interested parties may contact the board of directors as a group or an individual director by the following means:

Email:	board@foundationcoal.com
Mail:	Board of Directors
Attn: Corporate Secretary
Foundation Coal Holdings, Inc.
999 Corporate Boulevard, Suite 300
Linthicum Heights, MD 21090

Stockholders and other interested parties should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Communications from stockholders and other interested parties will be promptly forwarded by the secretary of Foundation to the specified director addressee. Communications addressed to the full board of directors or the group of non-management directors will be forwarded by the secretary of Foundation to the chairman of the board of directors or the lead independent director, as appropriate. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the chairman of the audit committee and are handled in accordance with procedures established by the audit committee.

Foundation did not receive any stockholder recommendations for director nominees to be considered by the nominating and corporate governance committee for the Annual Meeting.

EXECUTIVE OFFICERS

The following is a description of the background of the executive officers of Foundation who are not directors:

Klaus-Dieter Beck (52) is our Senior Vice President of Planning and Engineering. Prior to his current position, Mr. Beck had been Senior Vice President of Planning and Engineering of RAG American Coal Holding, Inc. since 1999. From 1998 to 1999, Mr. Beck was Vice President of Riverton Coal, Inc., and from 1996 to 1998, he was General Mine Manager of the Friedrich Heinrich Mine of Ruhrkohle Bergbau AG, a subsidiary of RAG AG.

James J. Bryja (50) is our Senior Vice President, Eastern Operations. Prior to his current position, Mr. Bryja had been Senior Vice President, Eastern Operations of RAG American Coal Holding, Inc. since February 2003. From 1999 through 2001, Mr. Bryja was General Manager of Emerald Coal Resources, LP, one of our subsidiaries, and from September 2001 to 2003, Mr. Bryja served as President of Pennsylvania Services Corporation, one of our subsidiaries. Mr. Bryja has 27 years of experience in the coal mining industry, with positions in management, engineering and production at Island Creek Corporation/Consolidation Coal Company and U.S. Steel Mining Co. Mr. Bryja earned his Bachelor of Science in Mining Engineering from Pennsylvania State University and his Masters Degree in Business Administration from West Virginia University. Mr. Bryja is a registered professional engineer. Mr. Bryja currently serves on the board of directors of the Pittsburgh Coal Mining Institute of America. He is also a member of the Society of Mining Engineers and a member of the Pennsylvania Energy Advisory Board.

Kurt D. Kost (50) is our Senior Vice President, Western Operations and Process Management. From 1980 through 2005, Mr. Kost held various positions in engineering and operations with Foundation Coal Corporation and its predecessor and affiliated companies. Prior to his current position, Mr. Kost was Vice President of Process Management for Foundation Coal Corporation since 2005. From 2001 to 2005 he was President, Foundation Coal West, Inc. He served as General Manager of RAG Coal West, Inc. from 2000 to 2001 and as its General Mine Manager from 1998 to 2000. Mr. Kost is past president of the Society of Mining Engineers, Powder River Basin chapter and was an executive board member of the Wyoming Mine Association. Mr. Kost earned his Bachelor of Science in Mining Engineering from South Dakota School of Mines and Technology and has completed Harvard Business School’s Advanced Management Program.

James A. Olsen (55) is our Senior Vice President of Development and Information Technology. Prior to his current position, Mr. Olsen had been Senior Vice President of Development and Information Technology of RAG American Coal Holding, Inc. since 1999. From 1993 to 1999, he worked at Cyprus Amax Coal Company as Assistant Controller and later as Vice President of Business Development. From 1975 to 1981, and from 1988 to 1990, he was employed by AMAX Inc. in several positions, including Assistant Controller and Assistant to the Treasurer. Mr. Olsen earned his Bachelor of Arts in Economics from St. Anselm College and his Masters Degree in Business Administration from Boston University.

A. Scott Pack, Jr. (47) is our Senior Vice President, Sales and Marketing. Prior to his current position, Mr. Pack was our Vice President of Sales and Marketing since 2001. Mr. Pack has 23 years of experience in the coal mining industry in which he has held various engineering, sales, transportation and management positions at Enron Global Markets, LLC, Consol Energy Inc., Cannelton Industries, Inc., Maple Meadow Mining Company and New River Co. Mr. Pack earned his Bachelor of Science in Mining Engineering from West Virginia University. Mr. Pack is a member and past president of the Coal Club of Philadelphia. He is also a board member of the New York Coal Trade Association and member of The Traffic Club of Pittsburgh and North Carolina Coal Institute. In addition, Mr. Pack serves on the College of Engineering and Mineral Resources Advisory Committee at West Virginia University.

Michael R. Peelish (45) is our Senior Vice President, Safety and Human Resources. Prior to his current position, Mr. Peelish had been Senior Vice President, Safety and Human Resources of RAG American Coal Holding, Inc. since 1999. From 1995 to 1999, Mr. Peelish was Director, Safety of Cyprus Amax Minerals

Company and from 1994 to 1995, was Manager of Regulatory Affairs and Loss Control of Cyprus Amax Coal Company. From 1989 to 1994, Mr. Peelish was a senior attorney at Cyprus Minerals Company, and from 1986 to 1989, was an attorney at Consolidation Coal Company. Mr. Peelish received his law degree from West Virginia University College of Law and his Bachelor of Science in Engineering of Mines from West Virginia University, cum laude.

Greg A. Walker (51) is our Senior Vice President, General Counsel and Secretary. Prior to his current position, Mr. Walker had been Senior Vice President, General Counsel and Secretary of RAG American Coal Holding, Inc. since 1999. He has over 24 years of experience with legal and regulatory issues in the mining industry. He was a senior attorney at Cyprus Amax Minerals Company from 1989 to 1999, affiliated with McGuire, Cornwell & Blakey from 1986 to 1989 and an associate counsel at Mobil Oil Corporation from 1981 to 1986. Mr. Walker received his law degree in 1981 from the University of Florida and his Bachelor of Arts with a major in geology from the University of Pennsylvania in 1978.

Frank J. Wood (54) is our Senior Vice President and Chief Financial Officer. Prior to his current position, Mr. Wood had been Senior Vice President and Chief Financial Officer of RAG American Coal Holding, Inc. since 1999. From 1993 to 1999, he was Vice President and Controller at Cyprus Amax Coal Company and from 1991 to 1993, he was Vice President of Administration at Cannelton Inc. From 1979 to 1991, Mr. Wood held various accounting and financial management positions at AMAX Inc.’s coal and oil and gas subsidiaries. Mr. Wood earned a Bachelor of Business Administration from the College of William and Mary and a Masters Degree in Business Administration from Indiana University.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Compensation Committee Members and Compensation Committee Charter

The compensation committee has the responsibility for establishing all components of Foundation’s executive pay and reviewing and approving changes to Foundation’s executive compensation programs. The compensation committee also recommends or reports its decisions to the board of directors regarding all compensation payments to the chief executive officer and the other executive officers, including base salary adjustments, annual incentives, and long-term incentive awards. The compensation committee discharges other responsibilities pertaining to Foundation such as company-wide salary adjustments and overall compensation and benefit policies and plans.

The compensation committee’s charter reflects these responsibilities, and the compensation committee conducted an assessment in December 2006 of its responsibilities, including a review of its charter. While the compensation committee reviews its charter annually, the general counsel reviewed the charter in light of the new SEC regulations and confirmed that the charter met the legal requirements set forth by the new regulations. The compensation committee believes the charter is a sound document that sets forth clearly its role and responsibilities relative to managing the components of compensation for executives, as well as the other responsibilities set forth therein. If the compensation committee desired to revise its charter it could do so and recommend adoption of the revised charter by the board of directors.

The board of directors determines the compensation committee’s membership. The board of directors reviews the attributes of each director to participate on the compensation committee. In so doing, the board of directors has elected members to the compensation committee that have held or currently hold executive human resources position (including working with the compensation committee of a publicly traded company), executive operating positions with a publicly traded company, and director positions with other publicly traded and private companies.

The compensation committee meets at scheduled times during the year typically prior to quarterly board of directors meetings; however, other scheduled meetings are conducted in person or telephonically depending on the work tasks of the compensation committee. The agendas for the compensation committee meetings are initially prepared by the senior vice president, safety and human resources with input from Foundation’s benefits committee and the chief executive officer. The draft agenda is sent to the chairman of the compensation committee for review, revision and approval. From time to time, the chief executive officer and senior vice president, safety and human resources are invited to attend compensation committee meetings; however, they do not attend any executive session held by the compensation committee by itself or with its independent consultants or legal counsel. The attendance of these two executives allows the compensation committee to make inquiries into matters for which it is responsible and assists the compensation committee in making informed decisions. The actions of the compensation committee are recorded in the minutes of the meeting and the appropriate resolutions document all formal actions taken by the compensation committee. The compensation committee chairman reports on actions and recommendations during the board of directors meetings.

The compensation committee is supported in its work by Foundation’s human resources management and Foundation’s benefits committee. The benefits committee membership includes the senior vice president, safety and human resources, the chief financial officer and the vice president of benefits. In addition, the compensation committee has the authority to engage the services of outside advisors. During 2006, the compensation committee directly engaged the services of Mercer HR Consulting and one legal firm to assist it in performing its duties under its charter. For each specific work activity of the compensation consultant, the chairman of the compensation committee is asked to execute an engagement letter setting forth the scope of work. For work activity of the legal firm, the compensation committee either directs management to ask for legal assistance on specific issues or is informed of work performed on behalf of the compensation committee by management during the compensation committee meetings. Annually, the compensation committee reviews the expenditures paid to the compensation consultant. For purposes of executive compensation, Foundation’s executive management did not retain a compensation consultant or legal counsel to act on management’s behalf.

For the fiscal year ended December 31, 2006, the compensation committee met six times and its activities focused on the following: (1) with the assistance of Mercer HR Consulting, reviewed the key elements of the total direct compensation program for executive officers which resulted in base salary adjustments for four executive officers and restricted stock units being granted to one executive officer upon his promotion, (2) reviewed and approved the annual incentive payment levels for the executive management team for 2005 performance, (3) reviewed and approved the accelerated vesting of performance options based on the achievement of performance targets set forth in the non-qualified stock option agreements with executive officers, (4) amended and restated the employment agreements of senior managers to include an excise tax gross-up provision on equity interests and new three-year term, (5) established performance targets for the 2006 management incentive plan for non-executive key managers of Foundation, (6) with the assistance of its compensation consultant, reviewed and approved revisions to the annual incentive target percentage levels of base pay, (7) began drafting a policy statement for the issuance of all equity grants, and (8) approved a pool of 50,000 restricted stock units to be used by the chief executive officer to grant to non-executive key managers for retention purposes. The compensation committee also approved the 2007 management incentive plan for non-executive key managers. The 2007 management incentive plan is the third successive grant to non-executive key managers pursuant to the 2004 Stock Incentive Plan, and follows the same mechanics as used in the 2005 and 2006 management incentive plans. The compensation committee received input from Foundation’s management and its independent compensation consultant retained by the compensation committee. Under the plan, the compensation committee awarded restricted stock units to key managers which, subject to achieving certain EBITDA and free cash flow performance criteria, are earned up to one-third on each performance date and ultimately vesting three calendar years from the grant date. During 2006, an executive session was held by the compensation committee pertaining to the tax gross-up provision in which the compensation committee’s independent human resources consultant attended and outside legal counsel attended and recorded the minutes of the discussion. A second executive session was held by the compensation committee pertaining to the annual incentive percentage targets in which the compensation committee’s independent human resources consultant attended and the results of the session were reported during the following board of directors meeting. An executive session was held at the compensation committee’s first meeting in 2007 pertaining to executive officer’s 2006 annual bonus payouts and 2007 salary increases in which independent consultants were not present and the results of the session were communicated to the chief executive officer.

In late 2005 and early 2006, management asked the compensation committee to review the tax gross-up provision in its current employment agreements and to consider amending and restating the employment agreements. The compensation committee requested that its compensation consultant and outside legal counsel review the employment agreements for executives regarding the tax gross-up on equity interests provision and additional terms of the agreements. The compensation committee requested and received complete reports from its compensation consultant and outside legal counsel regarding the appropriateness of revising the tax gross-up provision. The compensation committee met in executive session with its compensation consultant and outside legal counsel and determined that, in the event of a change-in-control, the executives should be entitled to a tax gross-up on all equity interests. The compensation committee based its decision on the fact that management had been responsible for a significant increase in the value of Foundation’s stock and that Foundation’s peers have implemented similar tax gross-ups for their management. Also, the compensation committee decided it was in the best interest of Foundation to extend the terms of management’s current employment agreements because competition for executive talent in the coal industry is fierce and this management team performed an excellent job in creating value for the stockholders.

The compensation committee requested a compensation assessment from its compensation consultant during the spring of 2006. The compensation assessment is an activity the compensation committee undertakes annually after the proxy statements of its peer group companies are filed. The compensation committee delegates this task to the senior vice president safety and human resources who coordinates with the compensation consultant by providing internal compensation data and information requested by the compensation consultant. The report is directed to the compensation committee. The benefits committee does not make recommendations to the compensation committee in matters related to executive direct cash compensation or executive long-term incentive plan design. Based on the compensation consultant’s work product and recommendations, the compensation committee adjusted the base salary of four executive officers. One of the base salary adjustments was due to a promotion of an executive officer and the remaining three base salary adjustments were for external and internal equity reasons based on the compensation consultant’s report and recommendations.

Objectives of Compensation Program and Program Design

Compensation Philosophy

Foundation’s strategy is to establish executive compensation programs that enable Foundation to recruit, retain and motivate a qualified executive management team that is needed to achieve long-term profitability of Foundation and enhance stockholder value. Foundation’s compensation philosophy and program is premised upon the following beliefs:

(1)	Programs will establish performance targets that translate into enhanced stockholder value,

(2)	Programs will align the individual and collective performance of executive management with stockholder value, and

(3)	Total compensation should encourage the achievement of individual and collective company performance targets.

While a written compensation philosophy was in place prior to Foundation’s initial public offering in late 2004, during 2006 the compensation committee reviewed the compensation philosophy and revised and restated it to more specifically reflect the importance of total compensation as it relates to Foundation’s operating and financial performance and the enhancement of stockholder value. After deliberations across several meetings, the compensation committee revised and restated the compensation philosophy as follows:

“We will administer total compensation programs that provide a fair base pay, competitive benefits, and incentive opportunities to achieve the higher paid levels in the industry, provided all such payments are aligned with individual and team performance, Company performance, and value to the stockholder.”

Further, the compensation committee reviewed the entire compensation program that is communicated and explained to the workforce through the corporate and local human resource representative. The compensation philosophy and program is the same for all Foundation employees. The compensation philosophy and program communicate to employees in writing the relationship between Foundation’s vision statement, guiding principles, and Foundation’s operating and financial performance and the various components of compensation such as base pay, at-risk pay, non-monetary compensation, and salary administration.

During 2006, the compensation committee did not approve any new compensation programs for executive officers although it did grant restricted stock units to a newly promoted executive officer. The amount of restricted stock units granted was determined by comparing what current executive officers’ equity participation could achieve if performance targets are met.

The compensation philosophy discusses “fair base pay.” The compensation committee defines fair base pay to mean between the 50th percentile and the 75th percentile of market base pay for comparable positions. The total direct cash compensation of base pay and incentive opportunities should position executive officers towards the higher levels of pay (greater than 75th percentile) as compared to the peer group as mentioned below if performance targets are achieved. While the long-term equity incentives were established at the time of the initial public offering, the objective of these long-term equity awards was to drive stockholder value thus allowing management to receive the upside of stock value appreciation in the event performance targets are achieved. The mix between time and performance options is heavily weighted towards performance (28% time/72% performance). This total compensation approach reiterates the compensation committee’s strong belief in aligning Foundation’s financial performance to the total cash and equity compensation received by management which in turn should drive stockholder value.

The primary components of Foundation’s executive compensation programs are base salary, annual incentive awards, and long-term equity incentive awards. The total compensation achievable should be generally competitive with the compensation comparison group based on relative size of each organization in the comparison as determined by revenue, produced tons, and operational complexity. This group consists of Alpha Natural Resources, Inc., Arch Coal Inc., Alliance Natural Resources, Consol Energy, Inc., Massey Energy Company, Nacco Industries, Peabody Energy Corporation, Teco Energy, Vectren Corp, Walter Industries, and Westmoreland Coal Company. These companies were recommended by the compensation consultant because of their relationship to the coal industry. Also, based on the specific issue being discussed, the compensation consultant will look to general industry data. For instance, in reviewing the long-term incentive plan for non-executive senior managers and in deciding to gross-up the excise tax on equity interests for executive officers, the compensation consultant also used general industry data to assure that the compensation committee had ample factual data in order to make its decision.

Since the initial public offering in late 2004, Foundation’s overall financial performance is above the 75th percentile as compared to its peer group and determined by the compensation consultant’s report. The performance metrics included revenue growth, EBITDA margin, EBITDA growth, return on invested capital, earnings per share growth, free cash flow, one year total return to stockholders and overall financials. The compensation committee reviews Foundation’s performance prior to approving any annual incentive payment pursuant to the executive officer employment agreements and prior to approving the accelerated vesting of performance options under the non-qualified stock option agreements.

Employment Agreements

James F. Roberts

We entered into an amended and restated employment agreement with James F. Roberts, effective March 13, 2006, to serve as President, Chief Executive Officer and member of our board of directors. The term of Mr. Roberts’ agreement is through December 31, 2008, unless terminated earlier by us or Mr. Roberts. The agreement was amended and restated so as to assure continuity of leadership for Foundation and stability of employment for Mr. Roberts. The amended and restated employment agreement provides for an annual base salary of $615,000, which may be adjusted from time to time by the compensation committee.

The amended and restated employment agreement also provides for an annual bonus payment based upon the achievement of certain individual and company performance targets established by the board of directors, in consultation with Mr. Roberts. Mr. Roberts is entitled to receive stock options under the 2004 Stock Incentive Plan, as described under “Long-Term Equity Incentives.” The amended and restated employment agreement provides for use of an automobile in accordance with the policies of Foundation.

Under the terms of the amended and restated employment agreement, Mr. Roberts may not disclose any confidential information concerning us, our subsidiaries or affiliates and any third party that has provided any information to us on a confidential basis. In addition, during Mr. Roberts’ term of employment and (a) for a period of one year following the date Mr. Roberts ceases to be employed by us, Mr. Roberts may not compete with us or our subsidiaries, and (b) for a period of two years following the date Mr. Roberts ceases to be employed by us, Mr. Roberts may not solicit or hire our employees or employees of our subsidiaries.

James J. Bryja, Kurt D. Kost, Greg A. Walker and Frank J. Wood

We entered into amended and restated employment agreements effective March 13, 2006 with James J. Bryja to serve as Senior Vice President, Eastern Operations, Kurt D. Kost to serve as Senior Vice President, Western Operations and Process Management, Greg A. Walker to serve as Senior Vice President, General Counsel and Secretary and Frank J. Wood to serve as Senior Vice President and Chief Financial Officer (for purposes of this section, collectively the “Executive Officers” and individually “Executive Officer”). The term of each agreement is through December 31, 2008.

The amended and restated employment agreements provide for annual base pay of $241,119, $205,000, $242,061, and $276,750, respectively, for Messrs. Bryja, Kost, Walker and Wood. The base pay was adjusted during 2006 for Messrs. Bryja, Kost and Walker to $270,000, $260,000 and $255,000 respectively. Each of these agreements provides for an annual bonus payment based upon the achievement of certain individual and company performance targets established by the board of directors, in consultation with the respective Executive Officer. These agreements were amended and restated so as to assure continuity of leadership for Foundation and stability of employment for these Executive Officers.

Under the terms of each amended and restated employment agreement, the Executive Officer may not disclose any confidential information concerning us, our subsidiaries or affiliates and any third party that has provided any information to us on a confidential basis. In addition, during the Executive Officer’s term of employment and (a) for a period of nine months following the date the Executive Officer ceases to be employed by us, the Executive Officer may not compete with us or our subsidiaries, and (b) for a period of two years following the date the Executive Officer ceases to be employed by us, the Executive Officer may not solicit or hire our employees or employees of our subsidiaries.

Elements of Compensation

Base Salary

Base compensation is determined by the compensation committee based upon its philosophy that executive officers’ base pay should be “fair” as defined to mean between the 50th and the 75th percentile of market base pay for comparable positions. The compensation committee commissioned its compensation consultant to evaluate the base pay of all executive officers during 2006. The compensation consultant data reflects that base pay for the named executive officers (as defined below) is on average 78% of the market index median (50th percentile) and 61% of the 75th percentile. For the other executive officers, the data reflects that base pay for the executive officers is on average 92% of the market index median and 64% of the 75th percentile. Based on this data, the recommendation of the chief executive officer, supported by the compensation consultant, resulted in adjustment to base pay for four executive officers. These adjustments to base pay were recommended to ensure the maintenance of marketplace competitiveness and internal equity, taking into account each executive’s performance and contributions to Foundation, job experience, and retention value. Based on these criteria, the compensation committee accepted the recommendation of the chief executive officer and approved the base pay adjustments for all four executive officers, three of whom are named executive officers for 2006. All other executive officers’ (except for Mr. Roberts) base pay was adjusted based on the same percentage increase applied to all salaried, non-represented hourly employees.

Annual Incentive Plan

Foundation’s annual incentive plan provides an opportunity for all salaried and some hourly employees of Foundation to earn additional compensation for the achievement of certain individual, location, and Foundation performance targets established by management. The percentage of base pay a salaried employee can receive is predetermined under the plan. Regarding the named executive officers, the percent of base pay has been determined by the board of directors and incorporated into employment agreements while the performance targets are established by the board of directors annually.

As it relates to all executive officers for calendar year 2006, Foundation’s performance target was based on target EBITDA (as defined in the credit agreement among our subsidiary, Foundation Coal Corporation, and various parties) for the entire 2006 calendar year, pursuant to the budget. The 100% of target equates to achieving the budgeted EBITDA. The individual performance target is derived from the chief executive officer’s evaluation of the named executive officers under Foundation’s performance development system. For all executive officers (other than the chief executive officer, who is discussed separately below), bonus payouts were determined as set forth in the table below:

Company Performance	Percent of Base Salary	Individual Performance	Percent of Base Salary	Total Percent Potential Incentive
125% of target	83.33	Maximum	41.67	125
100% of target	43.50	Target	21.50	65
85% of target	16.67	Below target	8.33	25
Below 85% of target	0.00		0.00	0

During 2006, the annual incentive target percentage levels for all executive officers were revised by the compensation committee after being presented with a written report from its independent human resources consultant. For each named executive officer, the target levels were increased for company performance from 33.33% to 43.5% and for individual performance from 16.67% to 21.5%. The respective employment agreements were similarly amended to reflect the revision. This revision to the target percentage level synchronizes with the compensation philosophy by positioning base salaries at a lower percentile of the median while directing a greater portion of direct cash compensation towards annual performance based metrics. The basic premise is that if Foundation is meeting its financial expectations, it is due to the safe, low-cost, and efficient and productive management of its mining operations and thus value will inure to the executive officers in the form of direct compensation and to stockholders in the form of share price.

The annual performance target metric is established by the compensation committee and for 2006 was EBITDA. This performance measurement was established because it is the single most representative measurement of performance. Other key performance measurements are incorporated in the long-term incentive plan and were not purposely repeated. The EBITDA metric accounts for two-thirds of the annual incentive target level and summarizes fairly all other financial and operating metrics and is easily calculated and reported.

2006 Incentive Payments

For the fiscal year ended December 31, 2006, Foundation awarded annual incentive payments to the chief executive officer and the other named executive officers as shown in the non-equity incentive plan compensation column of the “Summary Compensation Table.” All other eligible executive officers were paid under the same annual incentive program. Per the strict terms of the plan, the other named executive officers each received 43.4% of their base pay with 21.9% based on Foundation’s performance and 21.5% based on individual performance. Foundation achieved 87.9% of its EBITDA performance target (target of $354.6 million versus actual of $311.7 million) and the individual performance targets were deemed to be met based on the performance appraisals performed by the chief executive officer per the performance development system. Based on Foundation’s performance, the executive officers received about one-half of their potential performance targets. The calculation is a straight-line interpolation between the minimum target level of 85% and target level of 100%. The compensation committee did not apply any discretion to either increase or decrease the annual incentive payouts.

Long-Term Equity Incentives

Foundation established its 2004 Stock Incentive Plan in July 2004 and it was adopted by the stockholders at the time of the initial public offering. The primary purpose of the plan is to offer an incentive for the achievement of superior operating results that increase the equity value of Foundation for its stockholders. The compensation committee intends that these incentive opportunities will align the interests of management with the interests of stockholders, be competitive, and be based upon actual Foundation performance.

In July 2004, the chief executive officer and the other executive officers were eligible to participate in the long-term incentive plan. The equity participation was in the form of stock options issued pursuant to Foundation’s 2004 Stock Incentive Plan. Of the options granted to the executive officers, 28% percent were time options and 72% percent were performance options. The time options vest over a period of five years with the first vesting date at December 31, 2004; however, time options will immediately vest upon a change in control of Foundation (as defined in the non-qualified stock option agreement by and between Foundation and the individual optionee). The performance options will vest on the eighth anniversary of the date of grant but the vesting may be accelerated based upon achieving predefined performance targets of EBITDA, free cash flow, EBITDA/revenue margin, and production. Also, all performance options will immediately vest upon a change in control of Foundation (as defined in the non-qualified stock option agreement by and between Foundation and the individual optionee). For 2006, the compensation committee accelerated the vesting of 75% of the executive officers performance options based upon the achievement of the EDITDA, production, and EBITDA/revenue margin. Per the non-qualified stock option agreements, the EBITDA target was $275.9 million with actual performance of $311.7 million; production target was 29.8 million (calculated per formula) with actual performance of 31.6 million; and EBITDA/revenue margin target was 20% with actual performance of 21.2%. The free cash flow performance target of $192.1 million was not achieved with actual performance of $124.5 million. Additionally, the compensation committee determined that for two executive officers who have restricted stock unit agreements, 75% of restricted stock units were earned based upon the achievement of the same performance targets contained in the non-qualified stock option agreements.

In 2006, the compensation committee approved a restricted stock unit agreement for a new executive officer. The restricted stock unit agreement awards 29,160 performance restricted stock units that can be earned over three years and vest in the fourth year based on achieving the same performance targets and achievement levels as contained in the executive officers’ non-qualified stock option agreements. The restricted stock unit agreement also awards 11,340 time restricted stock units. One-third of the time restricted stock units were earned on December 31, 2006 and one-third are earned on each December 31 thereafter until they are 100% earned.

Other Compensation

The compensation committee and management agree that perquisites should be kept to the lowest level possible. The perquisites reflected include compensation made available to employees such as imputed life insurance and 401(k) match. The limited instances of Company vehicles being offered and the payment of relocation expenses are very reasonable forms of compensation to executive officers and reflect management’s beliefs that these costs are customary, appropriate and consistent with peer group practices. The compensation committee believes that executive officers should be paid in base pay and incentive opportunities that provide for comparison of actual results to defined and measurable metrics that reflect enhancement in stockholder value.

Benefits

All executive officers participate in the benefits plans available to all salaried employees of Foundation including managers eligible to participate in an unfunded supplemental excess retirement plan (“SERP”). Foundation’s SERP is an unfunded, non-qualified retirement pension plan designed to provide a benefit for those highly compensated salaried employees whose accrued benefit under the tax qualified retirement plan for salaried employees of Foundation has been limited by application of the requirements of Section 415 and/or Section 401(a)(17) of the Internal Revenue Code. The 2006 annual compensation limit under Code Section 401(a)(17) was $220,000; the 2006 maximum annual benefit under Code Section 415 is $175,000.

Compensation of the Chief Executive Officer

Mr. Roberts’ base pay is $615,000. A review of competitive market data conducted in August 2006 reflects that Mr. Roberts’ base pay is 82% of market index median (50th percentile). Mr. Roberts’ total cash compensation is 77% of market index median (50th percentile). Mr. Roberts’ salary was increased last on January 1, 2005 at the same percentage increase provided to all salaried, non-represented hourly employees of Foundation.

For the fiscal year ended December 31, 2006, Mr. Roberts’ maximum annual incentive opportunity was 175% of his base salary, or $1,076,250. Per the strict terms of the plan, Mr. Roberts was awarded a bonus payout of $289,173 or 47% of base pay with 25.8% based on Foundation’s performance and 21.2% based on individual performance. Foundation achieved EBITDA of $311.7 million or 87.9% of its target EBITDA of $354.6 million, and the individual performance targets were deemed to be met based on the compensation committee’s review of the chief executive officer’s performance. Based on Foundation’s performance, the chief executive officer received about 40% of his potential performance target. The calculation is a straight-line interpolation between the minimum target level of 85% and target level of 100%. The compensation committee did not apply any discretion to either increase or decrease the annual incentive payout.

During 2006 and applied to 2006 performance, the annual incentive target percentage levels for Mr. Roberts were revised along with all of the executive officers based on the same rationale. Mr. Roberts’ target levels were increased for company performance from 56.25% to 63.75% and for individual performance from 18.75% to 21.25%.

Deductibility of Compensation

Due to transition relief contained in the regulations promulgated under Internal Revenue Code Section 162(m) (“Section 162(m)”), Foundation is not currently subject to the provisions limiting the deductibility of compensation in excess of $1 million, paid to one or more of the executive officers, contained in Section 162(m). Once Foundation becomes subject to Section 162(m), Foundation presently intends to structure future compensation in a manner that complies with the provisions contained in Section 162(m).

Compensation Committee Interlocks and Insider Participation

Directors Melwani, Foley, Richards, and Giftos were members of the compensation committee during 2006. None of the members of the compensation committee has ever been an officer or employee of Foundation or any of its subsidiaries.

In 2006, none of Foundation’s executive officers:

•

served as a member of the compensation committee (or committee performing a similar function, or in the absence of such committee, the board of directors) of another entity, one of whose executive officers served on Foundation’s compensation committee or board of directors; or

•	served as a director of another entity, one of whose executive officers served on Foundation’s compensation committee.

Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” section with management. Based on its review and discussion with management, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

David I. Foley, Chairman

Joel Richards, III

P. Michael Giftos

The following tables show, for the 2006 fiscal year, compensation information for Foundation’s principal executive officer (“PEO”), principal financial officer (“PFO”) and the next three most highly compensated executives. Other tables that follow provide more detail about the specific type of compensation. Each of these officers is referred to as a “named executive officer” or “NEO.” The employment agreements between Foundation and each NEO are described further in “Compensation Discussion and Analysis.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(1)	(f)(1)	(g)(2)	(h)(3)	(i)(4)	(j)
James F. Roberts, President and Chief Executive Officer	2006	615,023	—	—	440,160	289,173	369,950	17,268	1,731,574

Frank J. Wood Senior Vice President and Chief Financial Officer	2006	276,758	—	—	161,693	119,999	316,170	—	874,620

James J. Bryja, Senior Vice President, Eastern Operations	2006	249,550	—	—	134,744	117,072	112,670	10,601	624,637

Greg A. Walker, Senior Vice President, General Counsel and Secretary	2006	245,842	—	—	152,710	110,568	142,822	—	651,942

Kurt D. Kost, Senior Vice President Western Operations and Process Management	2006	221,048	—	296,310	—	112,736	112,056	31,431	773,581

(1)

The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123 (R) of long term equity awards pursuant to the 2004 Stock Incentive Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculations of these amounts are included in footnote 16 to Foundation’s audited financial statements for the fiscal year ended December 31, 2006, included in Foundation’s annual report on Form 10-K filed with the SEC on March 1, 2007.

(2)	Reflects target bonus for the 2006 fiscal year equivalent to 47% of base pay for Mr. Roberts and 43% of base pay for Messrs. Wood, Bryja, Walker and Kost which is more fully described on page 23.
(3)

Amounts in the table reflect the change in the actuarial present value of benefits under the retirement plan for salaried employees of Foundation (the “Qualified Salaried Plan”) and the SERP. Foundation does not have a non-qualified deferred compensation plan. The following assumptions and data were used in calculating the change in the actuarial present value: (i) service and estimated 5-year average compensation through December 31, 2006; (ii) an increase in the discount rate from 5.6% to 5.9%; (iii) retirement at age 62; (iv) no pre-retirement mortality; and (v) post-retirement mortality and interest based on the better of IRC Section 417(e)(3) mortality with interest rate equal to discount rate and UP-84 Unisex mortality with 4.0% interest; and (vi) a lump sum election. Lump sum benefits are available, on a reduced basis, as early as age 55 if the participant has 10 or more years of service.

(4)

Represents perquisite costs and other income as follows: Mr. Roberts' other income includes: (i) $2,915—imputed life; (ii) $6,600—401(k) match, (iii) $7,753—Company car. Mr. Bryja’s other compensation includes: (i) $546—imputed life; (ii) $5,680—401(k) match; (iii) $4,375—Company car. Mr. Kost’s other compensation includes: (i) $463—imputed life; (ii) $6,180—401(k) match; and (iii) expenses related Mr. Kost’s relocation from our Wyoming operations in connection with his promotion to senior vice president, western operations and process management in December 2005: $24,306 mortgage assistance and $482 moving expense. The value attributable to personal use of an automobile provided by

Foundation (as calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the W-2 of named executive officers who receive such benefits. Each such named executive officer is responsible for paying income tax on such amount.

Grants of Plan-Based Awards in 2006

The following table sets forth the information concerning non-equity and equity incentive plan-based compensation:

Name	Grant Date	Board Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards (*)			All Other Stock Awards:	All Other Option Awards:
			Thresh -old ($)		Target ($)		Maxi -mum ($)		Thresh -old (#)	Target (#)	Maxi- mum (#)	Number of Shares of Stock or Units (#)	Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
(a)	(b)		(c)		(d)		(e)		(f)	(g)	(h)	(i)	(j)	(k)	(l)
James F. Roberts	March 13, 2006(1)	February 14, 2006(2)	461,250	(3)	1,568,250	(3)	3,228,750	(3)	—	—	—	—	—	—	—
Frank J. Wood	March 13, 2006(4)	February 14, 2006(2)	207,653	(5)	539,663	(5)	1,037,813	(5)	—	—	—	—	—	—	—
James J. Bryja	March 13, 2006(4)	February 14, 2006(2)	202,500	(5)	526,500	(5)	1,012,500	(5)	—	—	—	—	—	—	—
Greg A. Walker	March 13, 2006(4)	February 14, 2006(2)	191,250	(5)	497,250	(5)	956,250	(5)	—	—	—	—	—	—	—
Kurt D. Kost	March 13, 2006(4)	February 14, 2006(2)	195,000	(5)	507,000	(5)	975,000	(5)	—	—	—	—	—	—	—

*	During 2006, the Company did not make any equity incentive plan awards to its NEOs.

(1)

Mr. Roberts’ employment agreement commenced on March 13, 2006 and expires on December 31, 2008. Mr. Roberts' annual base salary is $615,000. Pursuant to the employment agreement Mr. Roberts is eligible for an annual bonus based upon the achievement of certain individual and Company performance targets established by the board. If the Company and Mr. Roberts meet 85% of target performance (“Threshold”) then Mr. Roberts is eligible for an annual bonus equivalent to 25% of his base salary; if the Company and Mr. Roberts meet 100% of target performance (“Target”), then Mr. Roberts is eligible for an annual bonus equivalent to 85% of his base salary; if the company and Mr. Roberts exceed the Target by at least 25% (“Maximum”) then Mr. Roberts is eligible for an annual bonus equivalent to 175% of his base salary.

(2)	Employment agreement approved at the compensation committee’s quarterly meeting held on February 14, 2006.
(3)

Threshold annual bonus of 25% of current base salary through December 31, 2008. Target annual bonus of 85% of current base salary through December 31, 2008. Maximum annual bonus of 175% of current base salary through December 31, 2008.

(4)

Messrs. Wood, Bryja, Walker and Kost employment agreements commenced on March 13, 2006 and expire on December 31, 2008. Messrs. Wood, Bryja, Walker and Kost annual base salaries are $276,750, $270,000, $255,000, and $260,000, respectively. Pursuant to the employment agreements each of Messrs. Wood, Bryja, Walker and Kost is eligible for an annual bonus based upon the achievement of certain individual and company performance targets established by the board. If the Company and the individual NEO meet the Threshold, then the NEO is eligible for an annual bonus equivalent to 25% of his base salary; if the Company and the individual NEO meet the Target, then the NEO is eligible for 65% of his base salary; and if the NEO and the Company reach the Maximum, then the NEO is eligible for an annual bonus equivalent to 125% of his base salary.

(5)

Threshold annual bonus of 25% of current base salary through December 31, 2008. Target annual bonus of 65% of current base salary through December 31, 2008. Maximum annual bonus of 125% of current base salary through December 31, 2008.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following tables show outstanding equity awards for the last fiscal year for NEOs of Foundation:

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)(1)		(c)(2)		(d)(3)		(e)	(f)	(g)		(h)	(i)		(j)
James F. Roberts	60,169	(4)	120,336	(2)	—		4.87	8/10/2014	—		—	—		—
	237,154	(5)	—		351,985	(3)	8.53	8/10/2014	—		—	—		—
Frank J. Wood	22,103	(4)	44,204	(2)	—		4.87	8/10/2014	—		—	—		—
	129,300	(5)	—		129,301	(3)	8.53	8/10/2014	—		—	—		—
James J. Bryja	18,419	(4)	36,838	(2)	—		4.87	8/10/2014	—		—	—		—
	76,170	(5)	—		107,750	(3)	8.53	8/10/2014	—		—	—		—
Greg A. Walker	20,875	(4)	41,749	(2)	—		4.87	8/10/2014	—		—	—		—
	50,706	(5)	—		122,116	(3)	8.53	8/10/2014	—		—	—		—
Kurt D. Kost	—		—		—		—	—	2,639	(6)	83,815	2,030	(7)	127,993
	—		—		—		—	—	23,748	(8)	754,237	26,244	(7)	833,509

(1)	This column represents vested time and performance stock options.
(2)	Represents unvested time stock options. Time stock options vested with respect to 20% of the option shares on December 31, 2004 and an additional 20% on each December 31 thereafter.
(3)

Represents unvested performance stock options. Performance stock options will vest on August 10, 2012. However, each calendar year through December 31, 2008, and upon the achievement of certain annual performance targets, the options are subject to partial accelerated vesting. The compensation committee approved: the vesting of 10% of the options effective December 31, 2004, the vesting of 30% of the options effective December 31, 2005 and the vesting of 15% of the options effective December 31, 2006.

(4)	Represents vested time stock options.
(5)	Represents vested performance stock options.
(6)

Represents earned performance restricted stock units that have not yet vested. Performance restricted stock units are earned at the rate of up to 33 1/3% per year, subject to satisfaction of performance criteria for the applicable year, with a vesting date of March 17, 2008.

(7)	Represents unearned performance restricted stock units.
(8)

Represents 8,748 earned performance restricted stock units that have not yet vested, 5,000 earned time restricted stock units that have not vested and 10,000 unearned time restricted stock units that have not yet vested. Performance restricted stock units are earned at the rate of up to 33 1/3% per year, subject to satisfaction of performance criteria for the applicable year, with a vesting date of March 17, 2009.

Option Exercises and Stock Vested in 2006

This table shows the value (before applicable state and federal income taxes) of exercised stock options for the named executive officers during 2006. None of the outstanding restricted stock units granted to a named executive officer vested during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
James F. Roberts	313,387	10,820,086	—	—
Frank J. Wood	72,940	2,435,040	—	—
James J. Bryja	92,364	3,327,327	—	—
Greg A. Walker	140,299	4,859,621	—	—
Kurt D. Kost	—	—	—	—

(1)

Each executive is responsible for income taxes. Value realized is equivalent to the difference between exercise price that the NEO paid to Foundation and the fair market value (“FMV”) actually realized by the NEO for shares sold on the date of exercise.

2006 Pension Benefits

The following table shows the present value of accumulated benefits payable under the Qualified Salaried Plan and the SERP for the NEOs commencing at age 62 at which time unreduced benefits are first available.

Name	Plan Name	Years of Credited Service		Present Value of Accumulated Benefits(1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)		(d)	(e)
James F. Roberts	Qualified	7.000		$199,917	$—
	SERP	2.417	(2)	$575,109	$—
Frank J. Wood	Qualified	27.583		$513,209	$—
	SERP	2.417	(2)	$412,960	$—
James J. Bryja	Qualified	10.608		$204,177	$—
	SERP	2.417	(2)	$117,854	$—
Greg A. Walker	Qualified	17.186		$337,164	$—
	SERP	2.417	(2)	$189,041	$—
Kurt D. Kost	Qualified	26.50		$444,064	$—
	SERP	2.417	(2)	$138,433	$—

*	Estimates shown as of fiscal year-end (December 31, 2006).
(1)

The following assumptions and data were used in calculating the actuarial present value of accumulated benefits under the Qualified Salaried Plan and the SERP: (i) service and estimated 5-year average compensation through December 31, 2006; (ii) a discount rate of 5.9%; (iii) retirement at age 62; (iv) no pre-retirement mortality; (v) post-retirement mortality and interest based on the better of IRC Section 417(e)(3) mortality with an interest rate equal to the discount rate and UP-84 Unisex mortality with 4.0% interest; and (vi) a lump sum election. Lump sum benefits are available, on a reduced basis, as early as age 55 if the participant has 10 or more years of service.

(2)	SERP service reflects accruals after July 30, 2004. SERP benefits accrued prior to July 30, 2004, were cashed out due to a change in control.

Under our Qualified Salaried Plan and SERP, benefits are determined on the basis of combined annual salary, bonus and non-equity incentive plan compensation as reported under annual compensation in the “Summary Compensation Table” (but not including the compensation reported under other annual compensation). The Qualified Salaried Plan is available to all Foundation salaried employees and is regulated under ERISA. Compensation recognized under the Qualified Salaried Plan is subject to a pay limit prescribed by the IRS. The SERP is a non-qualified plan that restores benefits limited under the Qualified Salaried Plan due to application of IRS benefit and pay limits.

Potential Post Employment Payments

The tables below reflect the amount of compensation of the named executive officers of Foundation in the event of termination of such named executive officer’s employment. The amount of compensation payable to each named executive officer upon voluntary resignation, early retirement, normal retirement, involuntary not for cause, good reason resignation, for cause termination, change in control, death or disability of the named executive officer is shown below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to each named executive officer upon his termination. The actual amounts to be paid out can only be determined at the time of such named executive officer’s separation from Foundation.

James F. Roberts, Chairman and Chief Executive Officer

Mr. Roberts’ employment agreement provides that if terminated by us without “cause” or if Mr. Roberts resigns for “good reason” (as such terms are defined in the employment agreement), Mr. Roberts will receive (a) the accrued but unpaid salary, non-equity incentive plan compensation and reimbursements through the date of termination, (b) the target annual bonus (non-equity incentive plan) for the year of termination, prorated to the amount of time actually employed during such year and (c) subject to Mr. Roberts’ compliance with the non-compete and confidentiality provisions, the sum of his base salary and target annual bonus (non-equity incentive plan) for the greater of (i) the remainder of his term under the employment agreement and (ii) two years, such payment to be received in bi-monthly installments during the one-year period following termination. Mr. Roberts’ non-qualified stock option agreement further provides that in connection with a change in control, options not previously cancelled or expired immediately become fully vested. Upon the occurrence of an involuntary termination not for cause or a good reason resignation, Mr. Roberts is entitled to accelerated vesting of a portion of his equity awards for only the year in which the termination occurred, based on the Company’s actual performance for the applicable year. Furthermore, the employment agreement provides for the payment by the Company of excise taxes imposed under Section 4999 of the Internal Revenue Code and other related taxes for which Mr. Roberts is responsible as a result of receiving payments and benefits in connection with a change in control. This portion of the excise tax reimbursement will only become payable in the event that Mr. Roberts’ employment is terminated following a change in control.

The table below describes these payments and benefits, assuming the triggering event occurred on December 31, 2006.

Executive Benefits and Payments Upon Termination	Voluntary Resignation		Early Retirement		Normal Retirement		Involuntary Not For Cause Termination / Good Reason Resignation		For Cause Termination		Termination due to Change in Control ("CIC")		Death or Disability
Compensation:
Base salary	$0	(1)	$0	(1)	$0	(1)	$1,230,000	(2)	$0	(1)	$1,230,000	(2)	$0	(1)
Target annual bonus (non-equity incentive plan)	$522,750	(3)	$522,750	(3)	$522,750	(3)	$1,045,500	(4)	$522,750	(3)	$1,045,500	(4)	$307,500	(5)

Stock Options:
Unvested and accelerated	N/A		N/A		N/A		$1,910,967	(6)	N/A		$5,732,839	(7)	$1,910,967	(6)
							$3,726,337	(8)			$14,905,380	(9)	0	(10)

Benefits and Perquisites:
Severance plan payment	N/A		N/A		N/A		$0	(11)	N/A		$0	(11)	N/A
Incremental non-qualified pension	$697,598		N/A		N/A		$697,598		$697,958		$451,403		$697,598
Accrued vacation pay	$0		$0		$0		$0		$0		$0		$0
Excise tax attributable to equity	N/A		N/A		N/A		N/A		N/A		$4,368,958		N/A
Excise tax attributable to severance	N/A		N/A		N/A		N/A		N/A		$801,423		N/A

(1)	Salary is paid through date of termination.
(2)	Mr. Roberts is entitled to a minimum of twenty-four months base salary.
(3)	Mr. Roberts is entitled to target bonus earned but unpaid in 2006. Target is 85% of base salary.
(4)	Mr. Roberts is entitled to twenty-four months target bonus. Target bonus is 85% of base salary.
(5)	Mr. Roberts is entitled to 50% of base salary prorated through the date of his termination.
(6)	Represents FMV 60,169 time options at 12/29/06, 20% of time options vest for 2006.
(7)	Represents FMV 180,505 time options at 12/29/06, 100% of time options that vest upon CIC.
(8)	Represents FMV 117,328 performance options at 12/29/06, 15% of performance options vested for 2006.
(9)	Represents FMV 469,313 performance options at 12/29/06, 100% performance options vest upon CIC.
(10)	0% of performance options vest upon death or disability.
(11)

Mr. Roberts is entitled to payment of the greater of: benefits pursuant to the Company’s severance plan or benefits pursuant to his employment agreement. The Company’s severance plan provides that Mr. Roberts is entitled to a payment which is less than the payments he is entitled to pursuant to his employment agreement which are summarized in the table above.

Messrs. Wood, Walker and Bryja

Under each of the employment agreements with Messrs. Walker, Wood, and Bryja (each an “executive officer” for purposes of this paragraph), if the executive officer’s employment is terminated by us without “cause” or if the executive officer resigns for “good reason” (as such terms are defined in the employment agreement), the executive officer will receive (a) the accrued but unpaid salary, non-equity incentive plan, and reimbursements through the date of termination, (b) the target annual bonus (non-equity incentive plan) for the year of termination, prorated for the amount of time actually employed during such year, and (c) subject to the executive officer’s compliance with the non-compete and confidentiality provisions, the sum of his base salary and target annual bonus (non-equity incentive plan) for the greater of (i) the remainder of his term under the employment agreement and (ii) one year, such payment to be received in bi-monthly installments during the nine-month period following termination. The non-qualified stock option agreements further provide that in connection with a change in control options not previously cancelled or expired immediately become fully vested. Upon the occurrence of an involuntary not for cause termination or a good reason resignation, the executive officers are entitled to accelerated vesting of a portion of their outstanding time and performance equity awards for only the year in which the termination occurred. Furthermore, the employment agreement provides for the payment by the Company of excise taxes imposed under Section 4999 of the Internal Revenue Code and other related taxes for which the executive officer is responsible as a result of receiving payments and benefits in connection with a change in control. This portion of the excise tax reimbursement will only become payable in the event the executive officer's employment is terminated following a change in control.

The tables below describe these payments and benefits, assuming the triggering event occurred on December 31, 2006.

Frank J. Wood, Senior Vice President and Chief Financial Officer

Executive Benefits and Payments Upon Termination	Voluntary Resignation		Early Retirement		Normal Retirement		Involuntary Not For Cause Termination / Good Reason Resignation		For Cause Termination		Termination due to Change in Control ("CIC")		Death or Disability
Compensation:
Base salary	$0	(1)	$0	(1)	$0	(1)	$276,500	(2)	$0	(1)	$276,500	(2)	$0	(1)
Target annual bonus (non-equity incentive plan)	$179,888	(3)	$179,888	(3)	$179,888	(3)	$359,776	(4)	$179,888	(3)	$379,776	(4)	$138,250	(5)

Stock Options:
Unvested and accelerated	N/A		N/A		N/A		$701,991	(6)	N/A		$2,105,910	(7)	$701,991	(6)
							$1,368,856	(8)			$5,475,455	(9)	0	(10)
Benefits and Perquisites:
Severance plan payment	N/A		N/A		N/A		$0	(11)	N/A		$0	(11)	N/A
Incremental non-qualified pension	$656,367		N/A		N/A		$656,367		$656,367		$333,844		$656,367
Accrued vacation pay	$0		$0		$0		$0		$0		$0		$0
Excise tax attributable to equity	N/A		N/A		N/A		N/A		N/A		$1,732,291		N/A
Excise tax attributable to severance	N/A		N/A		N/A		N/A		N/A		$333,709		N/A

(1)	Salary is paid through date of termination.
(2)	Mr. Wood is entitled to a minimum of twelve months base salary.
(3)	Mr. Wood is entitled to target bonus earned but unpaid in 2006. Target is 65% of base salary.
(4)	Mr. Wood is entitled to twenty-four months target bonus. Target bonus is 65% of base salary.
(5)	Mr. Wood is entitled to 50% of base salary prorated through the date of his termination.
(6)	Represents FMV 22,103 time options at 12/29/06, 20% of time options vest for 2006.
(7)	Represents FMV 66,307 time options at 12/29/06, 100% of time options that vest upon CIC.
(8)	Represents FMV 43,100 performance options at 12/29/06, 15% of performance options vested for 2006.
(9)	Represents FMV 172,401 performance options at 12/29/06, 100% performance options vest upon CIC.
(10)	0% of performance options vest upon death or disability.
(11)

Mr. Wood is entitled to payment of the greater of: benefits pursuant to the Company’s severance plan or benefits pursuant to his employment agreement. The Company’s severance plan provides that Mr. Wood is entitled to a payment which is less than the payments he is entitled to pursuant to his employment agreement which are summarized in the table above.

Greg A. Walker, Senior Vice President, General Counsel and Secretary

Executive Benefits and Payments Upon Termination	Voluntary Resignation		Early Retirement		Normal Retirement		Involuntary Not For Cause Termination / Good Reason Resignation		For Cause Termination		Termination due to Change in Control ("CIC")		Death or Disability
Compensation:
Base salary	$0	(1)	$0	(1)	$0	(1)	$255,000	(2)	$0	(1)	$255,000	(2)	$0	(1)
Target annual bonus (non-equity incentive plan)	$165,750	)(3)	$165,750	(3)	$165,750	(3)	$331,500	(4)	$165,750	(3)	$331,500	(4)	$127,500	(5)
Stock Options:
Unvested and accelerated	N/A		N/A		N/A		$662,990	(6)	N/A		$1,988,938	(7)	$662,990	(6)
							$1,292,822	(8)			$5,171,226	(9)	0	(10)
Benefits and Perquisites:
Severance plan payment	N/A		N/A		N/A		$0	(11)	N/A		$0	(11)	N/A
Incremental non-qualified pension	$356,850		N/A		N/A		$356,850		$356,850		$158,080		$356,850
Accrued vacation pay	$0		$0		$0		$0		$0		$0		$0
Excise tax attributable to equity	N/A		N/A		N/A		N/A		N/A		$1,415,755		N/A
Excise tax attributable to severance	N/A		N/A		N/A		N/A		N/A		$256,517		N/A

(1)	Salary is paid through date of termination.
(2)	Mr. Walker is entitled to a minimum of twelve months base salary.
(3)	Mr. Walker is entitled to target bonus earned but unpaid in 2006. Target is 65% of base salary.
(4)	Mr. Walker is entitled to twenty-four months target bonus. Target bonus is 65% of base salary.
(5)	Mr. Walker is entitled to 50% of base salary prorated through the date of his termination.
(6)	Represents FMV 20,875 time options at 12/29/06, 20% of time options vest for 2006.
(7)	Represents FMV 62,624 time options at 12/29/06, 100% of time options that vest upon CIC.
(8)	Represents FMV 40,706 performance options at 12/29/06, 15% of performance options vested for 2006.
(9)	Represents FMV 162,822 performance options at 12/29/06, 100% performance options vest upon CIC.
(10)	0% of performance options vest upon death or disability.
(11)

Mr. Walker is entitled to payment of the greater of: benefits pursuant to the Company’s severance plan or benefits pursuant to his employment agreement. The Company’s severance plan provides that Mr. Walker is entitled to a payment which is less than the payments he is entitled to pursuant to his employment agreement which are summarized in the table above.

James J. Bryja, Senior Vice President, Eastern Operations

Executive Benefits and Payments Upon Termination	Voluntary Resignation		Early Retirement		Normal Retirement		Involuntary Not For Cause Termination / Good Reason Resignation		For Cause Termination		Termination due to Change in Control ("CIC")		Death or Disability
Compensation:
Base salary	$0	(1)	$0	(1)	$0	(1)	$270,000	(2)	$0	(1)	$270,000	(2)	$0	(1)
Target annual bonus (non-equity incentive plan)	$175,500	(3)	$175,500	(3)	$175,500	(3)	$351,000	(4)	$175,500	(3)	$351,000	(4)	$135,000	(5)

Stock Options:
Unvested and accelerated	N/A		N/A		N/A		$584,987	(6)	N/A		$1,754,962	(7)	$584,987	(6)
							$1,140,723	(8)			$4,562,863	(9)	0	(10)
Benefits and Perquisites:
Severance plan payment	N/A		N/A		N/A		$0	(11)	N/A		$0	(11)	N/A
Incremental non-qualified pension	$226,764		N/A		N/A		$226,764		$226,764		$98,979		$226,764
Accrued vacation pay	$0		$0		$0		$0		$0		$0		$0
Excise tax attributable to equity	N/A		N/A		N/A		N/A		N/A		$1,384,948		N/A
Excise tax attributable to severance	N/A		N/A		N/A		N/A		N/A		$288,681		N/A

(1)	Salary is paid through date of termination.
(2)	Mr. Bryja is entitled to a minimum of twelve months base salary.
(3)	Mr. Bryja is entitled to target bonus earned but unpaid in 2006. Target is 65% of base salary.
(4)	Mr. Bryja is entitled to twenty-four months target bonus. Target bonus is 65% of base salary.
(5)	Mr. Bryja is entitled to 50% of base salary prorated through the date of his termination.
(6)	Represents FMV 18,419 time options at 12/29/06, 20% of time options vest for 2006.
(7)	Represents FMV 55,257 time options at 12/29/06, 100% of time options vest upon CIC.
(8)	Represents FMV 35,917 performance options at 12/29/06, 15% of performance options vested for 2006.
(9)	Represents FMV 143,667 performance options at 12/29/06, 100% performance options vest upon CIC.
(10)	0% of performance options vest upon death or disability.
(11)

Mr. Bryja is entitled to payment of the greater of: benefits pursuant to the Company’s severance plan or benefits pursuant to his employment agreement. The Company’s severance plan provides that Mr. Bryja is entitled to a payment which is less than the payments he is entitled to pursuant to his employment agreement which are summarized in the table above.

Kurt D. Kost, Senior Vice President, Western Operations and Process Management

As described in the table below, under the employment agreement with Mr. Kost, if Mr. Kost’s employment is terminated by us without “cause” or if Mr. Kost resigns for “good reason” (as such terms are defined in the employment agreement), Mr. Kost will receive (a) the accrued but unpaid salary, non-equity incentive plan, and reimbursements through the date of termination, (b) the target annual bonus (non-equity incentive plan) for the year of termination, prorated for the amount of time actually employed during such year, and (c) subject to Mr. Kost’s compliance with the non-compete and confidentiality provisions, the sum of his base salary and target annual bonus (non-equity incentive plan) for the greater of (i) the remainder of his term under the employment agreement and (ii) one year, such payment to be received in bi-monthly installments during the nine-month period following termination. Mr. Kost’s restricted stock unit agreement further provides that in connection with a termination due to a change in control all restricted stock units not previously cancelled or expired immediately become fully vested. Upon the occurrence of an involuntary termination not for cause or a good reason resignation, Mr. Kost is entitled to accelerated vesting of a portion of his outstanding equity awards for only the year in which the termination occurred, based on the Company’s actual performance for the applicable year. Upon the occurrence of an involuntary not for cause termination or a good reason resignation, Mr. Kost is entitled to accelerated vesting of a portion of his outstanding time and performance equity awards for only the year in which the termination occurred. Furthermore, the employment agreement provides for the payment by the Company of excise taxes imposed under Section 4999 of the Internal Revenue Code and other related taxes for which Mr. Kost is responsible as a result of receiving payments and benefits in connection with a change in control. This portion of the excise tax reimbursement will only become payable in the event Mr. Kost’s employment is terminated following a change in control.

The table below describes these payments and benefits, assuming the triggering event occurred on December 31, 2006.

Executive Benefits and Payments Upon Termination	Voluntary Resignation		Early Retirement		Normal Retirement		Involuntary Not For Cause Termination / Good Reason Resignation		For Cause Termination		Termination due to Change in Control ("CIC")		Death or Disability
Compensation:
Base salary	$0	(1)	$0	(1)	$0	(1)	$260,000	(2)	$0	(1)	$260,000	(2)	$0	(1)
Target annual bonus (non-equity incentive plan)	$169,000	(3)	$169,000	(3)	$139,000	(3)	$338,000	(4)	$169,000	(3)	$338,000	(4)	$130,000	(5)

Restricted Stock Units:
Unvested and accelerated	N/A		N/A		N/A		$158,800	(6)	N/A		$1,781,164	(7)	$158,800	(6)
							$361,651	(8)					$361,651	(8)

Benefits and Perquisites:
Severance plan payment	N/A		N/A		N/A		$0	(9)	N/A		$0	(9)	N/A
Incremental non-qualified pension	$268,917		N/A		N/A		$268,917		$268,917		$116,448		$268,917
Accrued vacation pay	$0		$0		$0		$0		$0		$0		$0
Excise tax attributable to equity	N/A		N/A		N/A		N/A		N/A		$782,791		N/A
Excise tax attributable to severance	N/A		N/A		N/A		N/A		N/A		$287,181		N/A

(1)	Salary is paid through date of termination.
(2)	Mr. Kost is entitled to a minimum of twelve months base salary.
(3)	Mr. Kost is entitled to target bonus earned but unpaid in 2006. Target is 65% of base salary.
(4)	Mr. Kost is entitled to twenty-four months target bonus. Target bonus is 65% of base salary.
(5)	Mr. Kost is entitled to 50% of base salary prorated through the date of his termination.
(6)	Represents FMV of 5,000 time restricted stock units at 12/29/06, 100% of earned time restricted stock units vest.
(7)	Represents FMV of 56,082 restricted stock units at 12/29/06. 100% of time and performance restricted stock units granted on December 7, 2005 vest.
(8)	Represents FMV of 11,387 performance restricted stock units at 12/29/06. 100% of earned performance restricted stock units vest on the future dates defined in the restricted stock unit agreements.
(9)

Mr. Kost is entitled to payment of the greater of: benefits pursuant to the Company’s severance plan or benefits pursuant to his employment agreement. The Company’s severance plan provides that Mr. Kost is entitled to a payment which is less than the payments he is entitled to pursuant to his employment agreement which are summarized in the table above.

The above benefit amounts are payable as single life annuities at age 62, the age at which unreduced benefits are first available if the participant has at least 10 years of service.

Equity Compensation Plan Information

This table provides information about our common stock subject to equity compensation plans as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Approved by stockholders*	2,291,747	$7.68	2,115,741

*	We have one active equity compensation plan, the 2004 Stock Incentive Plan, as amended, and approved by stockholders on December 8, 2004. In addition, 439,399 shares are issuable to holders of restricted stock performance units upon the achievement of certain performance and vesting criteria.

AUDIT RELATED MATTERS

Report of the Audit Committee

The audit committee of the Company’s board of directors is composed of four non-employee directors and operates under a written charter adopted by the board of directors. The committee charter is available on the Company’s web site (www.foundationcoal.com). The board of directors has determined that Messrs. Crowley, Giftos, Scharp and Shockley are independent in accordance with the currently effective listing standards of the NYSE. In addition, the board of directors has determined that William J. Crowley, Jr., as defined by SEC rules, is both independent and an audit committee financial expert.

The Company’s management is responsible for the Company’s financial reporting processes, including the system of internal controls. The independent registered public accounting firm is responsible for performing audits of the Company’s consolidated financial statements and for issuing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The independent registered public accounting firm is also responsible for performing an audit of management’s assessment of the effectiveness of internal control over financial reporting and expressing an opinion on management’s report on internal control over financial reporting. The audit committee oversees the Company’s financial reporting processes on behalf of the board of directors.

In this context, the audit committee has met and held discussions with management, our internal auditors and the independent registered public accounting firm. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management also represented to the audit committee that it has established and maintained adequate internal controls over financial reporting and the audit committee has discussed internal controls over financial reporting with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Statement of Auditing Standards No. 61 Communication With Audit Committees, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by relevant professional and regulatory standards and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the firm is independent, the audit committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The audit committee discussed with the Company’s independent registered public accounting firm and our internal auditors the overall scope and plans for their respective audits. The audit committee meets with the independent registered public accounting firm at least quarterly, at times without management present, to discuss the results of its examination, its evaluations of our internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited consolidated financial statements of the Company be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The audit committee and the board of directors also have approved the selection of the Company’s independent registered public accounting firm.

William J. Crowley, Jr., Chairman

P. Michael Giftos

Robert C. Scharp

Thomas V. Shockley, III

Fees of Independent Registered Public Accounting Firm

For work performed in regard to fiscal years 2005 and 2006, Foundation paid Ernst & Young LLP the following fees for services, as categorized:

	Fiscal 2005	Fiscal 2006
	(in millions)	(in millions)
Audit fees(1)	$2.3	$1.8
Audit-related fees(2)	0.1	0.1
Tax fees(3)	—	—
All other fees(4)	—	—

(1)

For fiscal years 2005 and 2006, includes fees for audit services relating to the annual audit of Foundation’s consolidated financial statements, the audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting, audits of stand alone financial statements of certain subsidiaries, quarterly reviews, accounting consultations, registration statements and assistance with and review of documents filed with the SEC.

(2)	For fiscal years 2005 and 2006, includes fees for employee benefit plan audits.
(3)	There were no tax fees incurred.
(4)	There were no other fees incurred.

Policy for Approval of Audit and Permitted Non-audit Services

All audit and audit-related services were pre-approved by the audit committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Ernst & Young LLP did not perform any tax services or “other” services in 2005 or 2006. The audit committee’s pre-approval policy provides for pre-approval of specifically described audit, audit-related and tax services by the audit committee on an annual basis, but individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the audit committee if actual fees for audit-related and tax services would exceed ten percent of total fees originally pre-approved in any fiscal year. The policy authorizes the audit committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information as of December 31, 2006, regarding the beneficial ownership of our common stock by:

•	each person who is known by us to own beneficially more than five percent of our common stock;

•	each member of our board of directors and each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.

The number of shares and percentages of beneficial ownership set forth below are based on 45,432,643 shares of our common stock issued and outstanding as of December 31, 2006.

Name of Beneficial Owner	Number of Shares Owned	Right to Acquire	Total	Percentage
T. Rowe Price Associates, Inc(1)(2)	4,661,549	—	4,661,549	10.2
FMR Corp(3)(4)	4,196,800	—	4,196,800	9.2
Wellington Management Company, LLP(5)(6)	3,554,500		3,554,500	7.9
James F. Roberts(7)(8)	62,276	297,323	364,599	*
James J. Bryja(7)(8)	32,976	94,589	127,565	*
Klaus-Dieter Beck(7)(8)	22,753	54,336	77,089	*
Michael R. Peelish(7)(8)	24,659	134,581	159,240	*
Greg A. Walker(7)(8)	17,593	71,581	89,174	*
Frank J. Wood(7)(8)	47,002	134,581	198,405	*
James A. Olsen(7)(8)	33,001	54,336	87,337	*
Kurt D. Kost(7)	500	—	500	*
A. Scott Pack, Jr.	1,400	—	1,400	*
Alex T. Krueger(9)	3,000	—	3,000	*
David I. Foley(10)	3,000	—	3,000	*
William J. Crowley, Jr.(7)(11)	13,500	—	13,500	*
Joel Richards, III (7)(12)	6,000	—	6,000	*
P. Michael Giftos(7)(13)	4,500	—	4,500	*
Robert C. Scharp(7)(13)	4,500	—	4,500	*
Thomas V. Shockley, III(7)(14)	3,000	—	3,000	*
All directors and executive officers as a group (16 persons)*	279,660	754,635	1,039,295	< 2

*	All directors and officers as a group (16 persons) own less than 2% of shares of common stock outstanding. Under the SEC’s rules, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock which they beneficially own. All persons listed have an address in care of Foundation’s principal executive offices, except as otherwise noted. All information with respect to beneficial ownership has been furnished to us by our respective stockholders, unless otherwise noted.

(1)

Ownership information obtained from Schedule 13G filed with the SEC on or about February 14, 2007 on behalf of T. Rowe Price Associates, Inc. (“Price Associates”). Price Associates has advised Foundation that these securities are owned by various individual and institutional investors for which Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	The address for Price Associates is 100 East Pratt Street, Baltimore, MD 21202.
(3)	Ownership information obtained from Schedule 13G filed with the SEC on or about February 14, 2007 on behalf of FMR Corp.
(4)	The address for FMR Corp. is 82 Devonshire Street, Boston, MA 02109.
(5)

Ownership information obtained from Schedule 13G filed with the SEC on or about February 12, 2007 on behalf of Wellington Management Company, LLP (“Wellington Management”). Wellington Management, in its capacity as investment advisor, may be deemed to beneficially own the securities which are held of record by clients of Wellington Management.

(6)	The address for Wellington Management is 75 State Street, Boston MA 02109.
(7)

The address for each of Messrs. Roberts, Wood, Bryja, Walker, Beck, Olsen, Peelish, Crowley, Richards, Giftos, Scharp and Shockley is c/o Foundation, 999 Corporate Boulevard, Suite 300, Linthicum Heights, MD 21090.

(8)

Of the shares beneficially owned by each of Messrs. Roberts, Bryja, Beck, Peelish, Walker, Wood and Olsen they have the right to acquire beneficial ownership of 60,169, 18,419, 18,419, 19,647, 20,875, 22,103 and 18,419 shares, respectively, pursuant to currently exercisable time options. Additionally, of the shares beneficially owned by each of Messrs. Roberts, Bryja, Beck, Peelish, Walker, Wood, Olsen and Tellmann they have the right to acquire beneficial ownership of 237,154, 76,170, 35,917, 114,924, 50,706, 129,300, 35,197 and 35,917 shares, respectively, pursuant to currently exercisable performance options.

(9)

Includes 3,000 shares of initial restricted stock granted to Mr. Krueger as a director of Foundation of which 600 (20%) vest on December 31, 2006 and 20% vest on each anniversary of December 31. The address of Mr. Krueger is c/o First Reserve Corporation, One Lafayette Place, Greenwich, CT 06830.

(10)

Includes 3,000 shares of initial restricted stock granted to Mr. Foley as a director of Foundation of which 600 (20%) vest on December 31, 2006 and 20% vest on each anniversary of December 31. Mr. Foley is a member of Blackstone Management Associates IV, LLC (“BMA”) which is the general partner of the Blackstone Funds and had investment and voting control over the shares owned by such funds, and may have been deemed to have beneficial ownership over the common stock controlled by BMA. Mr. Foley disclaims any beneficial ownership of the shares of common stock held by the Blackstone Funds. The address of David I. Foley is c/o The Blackstone Group L.P. 345 Park Avenue, New York, NY 10154.

(11)

Includes 3,000 shares of initial restricted stock granted to Mr. Crowley as a director of Foundation of which 600 (20%) vested on December 31, 2004 and 20% vest on each anniversary of December 31. Also includes 4,500 annual restricted stock grants for 2004, 2005 and 2006 of which 1,500 (1/3) shares vest on December 31, 2006 and 1/3 vest on each anniversary of December 31.

(12)

Includes 3,000 shares of initial restricted stock granted to Mr. Richards as a director of Foundation of which 600 (20%) vested on December 31, 2005 and 20% vest on each anniversary of December 31. Also includes 3,000 annual restricted stock grants for 2005 and 2006 of which 1,000 (1/3) shares vested on December 31, 2006 and 1/3 vest on each anniversary of December 31.

(13)

Includes 3,000 shares of initial restricted stock granted to each of Messrs. Giftos and Scharp as a director of Foundation of which 600 (20%) vest on December 31, 2005 and 20% vest on each anniversary of December 31. Also includes 1,500 annual restricted stock grants for 2006 of which 500 (1/3) shares vested on December 31, 2006 and 1/3 vest on each anniversary of December 31.

(14)	Includes 3,000 shares of initial restricted stock granted to Mr. Shockley as a director of Foundation of which 600 (20%) vested on December 31, 2006 and 20% vests on each anniversary of December 31.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Foundation’s directors and executive officers and persons who own more than ten percent of a registered class of Foundation’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Foundation’s equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Foundation with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Foundation believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2006, were met in a timely manner by its directors, executive officers, and greater than ten percent beneficial owners except that due to an administrative error by Foundation, Mr. Pack reported a July 2006 grant of restricted stock units pursuant to Foundation’s 2004 Stock Incentive Plan on a timely filed Form 5 in January 2007.

POLICY WITH RESPECT TO RELATED PERSON TRANSACTIONS

Foundation’s policy with respect to related person transactions is included in our written corporate governance practices and policies. The practices and policies provide that executive officers and directors of the Company will notify our general counsel of any related person, including any immediate family members, who may benefit, directly or indirectly, through an existing or possible transaction with Foundation and its affiliates. In addition to the inclusion of provisions regarding conflicts of interest in the Code of Business Conduct and Ethics, our board recognizes that “related person transactions” present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). Therefore all related person transactions involving Foundation and its affiliates shall be consummated or shall continue only if (i) the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, and (ii) the transaction is approved by disinterested members of the board. For the purposes of the practices and policies, a “transaction” and “related person” mean those transactions and persons defined as such under Item 404 and associated instructions of Regulation S-K under the Securities Exchange Act of 1934 other than (i) transactions available to all employees or directors generally of Foundation and its affiliates, and (ii) transactions involving less than $10,000 when aggregated with all similar transactions.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Ancillary Agreements

We entered into a stockholders agreement and registration rights agreement at the time of our formation with our original stockholders.

Stockholders Agreement

On October 4, 2004, we amended and restated our stockholders agreement with First Reserve, Blackstone, AMCI and certain management stockholders. The agreement became effective upon the consummation of our initial public offering. The stockholders agreement entitled Blackstone and First Reserve to designate three nominees for election to the board of directors. Blackstone and First Reserve also designated one joint nominee. Additional provisions noted that, if at any time, either Blackstone or First Reserve and their affiliates as a group beneficially owned less than 66 2/3% of the aggregate number of shares owned by the other, then such sponsor would be entitled only to designate two nominees for election to the board of directors, and if at any time either Blackstone or First Reserve and their affiliates as a group owned less than 33 1/3% of the aggregate number of shares owned by the other, then such sponsor would be entitled only to designate one nominee.

On February 18, 2006, the parties to the stockholders agreement entered into a termination agreement to terminate the stockholders agreement. The termination agreement further provides that the stockholders shall continue to have the right to indemnification as set forth in Section 6.3 of the stockholders agreement for any losses, and that such right to indemnification shall survive termination of the stockholders agreement pursuant to the terms of the termination agreement.

Registration Rights Agreement

The registration rights agreement provided that, in connection with a public offering and sale, each of First Reserve, Blackstone and AMCI will, in certain circumstances, have the ability to require us to register its shares of our common stock. In addition, in connection with other registered offerings by us, holders of shares of our common stock will have the ability to exercise certain piggyback registration rights with respect to such shares.

On September 19, 2005, Foundation completed a registered secondary offering and partial exercise of the over-allotment shares in which First Reserve; Blackstone and AMCI sold an aggregate of 10,260,500 shares of common stock.

On January 24, 2006, 4,154,045 shares of common stock of Foundation were distributed by affiliates of Blackstone to Blackstone’s limited and other partners and 4,154,045 shares of Foundation’s common stock were distributed by First Reserve to First Reserve’s limited and other partners. The 8,308,090 shares distributed represented all of the remaining shares of Foundation owned by Blackstone and First Reserve.

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YOUR VOTE IS VERY IMPORTANT. WE URGE YOU TO VOTE IN ANY ONE OF THE FOLLOWING THREE WAYS:

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card.

•	VIA THE INTERNET if provided by your broker; use the website shown on your proxy card.

Any proxy may be revoked at any time before your shares are voted at the Annual Meeting.

By Order of the Board of Directors

Greg A. Walker Senior Vice President and Secretary

April 17, 2007

Linthicum Heights, Maryland

ANNEX A

POLICY REGARDING ELECTION OF DIRECTORS BY A MAJORITY VOTE

If a nominee for director in an uncontested election does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the board of directors. For purposes of this corporate governance policy, a majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast include votes to withhold authority in each case, and exclude abstentions with respect to that director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, abstentions with respect to election of directors generally.

The nominating and corporate governance committee will make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors will act on the tendered resignation, taking into account the nominating and corporate governance committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC, or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The nominating and corporate governance committee in making its recommendation, and the board of directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the nominating and corporate governance committee or the decision of the board of directors with respect to his or her resignation. If each member of the nominating and corporate governance committee failed to receive a majority of votes cast for election at the same election, then the independent directors who did receive such majority vote shall consider the resignation offers and determine whether to accept them. If such incumbent director’s resignation is not accepted by the board of directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

If a director’s resignation is accepted by the board of directors, or if a nominee for director is not elected and the nominee is not an incumbent director, then the board of directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 3.05 of the corporation’s Amended and Restated Bylaws, or may decrease the size of the board of directors pursuant to the provisions of Section 3.02 of such Amended and Restated Bylaws.

This corporate governance policy regarding election of directors by a majority vote will be summarized or included in each proxy statement relating to an election of directors of the corporation.

A-1

DIRECTIONS TO FOUNDATION ANNUAL MEETING

Directions to the Hilton BWI

1739 West Nursery Road, Linthicum Heights, MD 21090

410-694-0855

Directions from BWI Airport (approximately 3 miles or a five minute cab ride)

•	Exit the airport onto Interstate 195-West.

•	Exit onto MD 295 North towards Baltimore.

•	Exit at West Nursery Road, bear right on the exit onto West Nursery Road.

•	Follow West Nursery Road approximately one mile.

•	Turn left into the Hilton BWI Airport entrance using Elm Road Extension.

Directions from Amtrak (approximately 2.5 miles or a five minute cab ride)

•	Exit South on Amtrak Way toward Aviation Boulevard/MD-170.

•	Turn left onto Aviation Boulevard/MD-170.

•	Turn left onto Elkridge Landing Road.

•	Turn right onto West Nursery Road.

•	Turn right into the Hilton BWI Airport entrance using Elm Road Extension.

Directions from Washington D.C.

•	Follow I-95 North.

•	Exit onto MD 100 East towards Glen Burnie.

•	Exit onto MD 295 North towards Baltimore.

•	Exit at West Nursery Road, bear right on the exit onto West Nursery Road.

•	Follow West Nursery Road approximately one mile.

•	Turn left into the Hilton BWI Airport entrance using Elm Road Extension.

A-2

FOUNDATION COAL HOLDINGS, INC.

2007 ANNUAL MEETING OF STOCKHOLDERS

MAY 17, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

FOUNDATION COAL HOLDINGS, INC.

The undersigned revokes all previous proxies, acknowledges receipt of Notice of the Annual Meeting of Stockholders to be held on May 17, 2007 and the Proxy Statement and appoints James F. Roberts, Greg A. Walker and Edythe C. Katz, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of common stock of Foundation Coal Holdings, Inc. (Foundation) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the 2007 Annual Meeting of Stockholders to be held at the Hilton BWI located at 1739 W. Nursery Road, Linthicum Heights, MD 21090, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side of this card:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTORS LISTED ON THE REVERSE SIDE AND A VOTE FOR PROPOSAL 2. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER MATTER PROPERLY COMES BEFORE THE ANNUAL MEETING. THE PROXY HOLDER WILL VOTE UPON SUCH MATTER IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD, OR IN THE ABSENCE OF SUCH A RECOMMENDATION IN ACCORDANCE WITH THE JUDGMENT OF THE PROXY HOLDER.

FOUNDATION COAL HOLDINGS, INC
P.O. BOX 11128
NEW YORK, N.Y. 10203-0128

Has your address changed?	Do you have any comments?

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V DETACH PROXY CARD HERE V

SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.	☒ Votes must be indicated (x) in Black or Blue Ink.

1.	Elect eight directors for a term of one year expiring in 2007.								FOR	AGAINST	ABSTAIN

	For all nominees	☐	Withhold	☐	Exceptions	☐	2.	Approve Ernst & Young LLP as Foundation’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2007	☐	☐	☐

	NOMINEES:		James F. Roberts David I. Foley Alex T. Krueger P. Michael Giftos Robert C. Scharp William J. Crowley, Jr. Joel Richards, III Thomas V. Shockley, III				3.	Any other matters that properly come before the meeting.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for an individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.	Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

Exceptions:

SCAN LINE

Please sign exactly as name or names appear hereon, including the title “Executor,” “Guardian,” etc, if the same is indicated. When joint names appear both should sign. If stock is held by a corporation this proxy should be executed by a proper officer thereof, whose title should be given.
	Date Share Owner sign here	Co-Owner sign here

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